CALCULATION OF REGISTRATION FEE

	Maximum Aggregate
Title of Each Class of Securities Offered	Offering Price	Amount of Registration Fee (1)
6.875% Subordinated Notes due 2017	$400,000,000	$12,280

(1)	Pursuant to Rule 457(r) of the Securities Act of 1933.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-142898
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 14, 2007)

US$400,000,000

Bancolombia S.A.

6.875% Subordinated Notes due 2017

We are offering US$400,000,000 of our 6.875% subordinated notes due 2017. The notes will mature on May 25, 2017. Interest is fixed at an annual rate of 6.875% and is payable every six months on May 25 and November 25, of each year, beginning November 25, 2007. The notes will not be subject to any redemption prior to the maturity date.

The notes will be our unsecured subordinated obligations and will rank junior to all of our existing and future senior obligations and will rank senior only to our capital stock and any other instrument that may qualify as Regulatory Capital-Tier One Capital for purposes of Colombian Banking Laws, if any, and which is expressly or effectively subordinated to the notes. The notes will not be guaranteed by our subsidiaries and will not be entitled to any sinking fund.

We have applied to list the notes on the New York Stock Exchange (the “NYSE”). Currently, there is no public market for the notes.

Investment in the notes involves risks. See “Risk factors” beginning on page S-11 of this prospectus supplement to read about certain risk factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS CONSIDERED ESSENTIAL IN ORDER TO ALLOW AN ADEQUATE EVALUATION OF THE INVESTMENT BY POTENTIAL INVESTORS. THE NOTES HAVE BEEN AUTOMATICALLY REGISTERED IN THE REGISTRO NACIONAL DE VALORES Y EMISORES (THE COLOMBIAN NATIONAL REGISTRY OF SECURITIES AND ISSUERS). SUCH REGISTRATION DOES NOT CONSTITUTE AN OPINION OF THE SUPERINTENDENCIA FINANCIERA DE COLOMBIA (THE COLOMBIAN “SUPERINTENDENCY OF FINANCE” OR “SFC”) WITH RESPECT TO APPROVAL OF THE QUALITY OF THE NOTES OR OUR SOLVENCY. THE NOTES MAY NOT BE PUBLICLY OFFERED OR SOLD IN THE REPUBLIC OF COLOMBIA (“COLOMBIA”).

	Public offering		Underwriting		Proceeds, before
	price		discount		expenses, to us

Per note		98.661%		0.600%		98.061%

Total	US$	394,644,000	US$	2,400,000	US$	392,244,000

We expect that delivery of the notes will be made to purchasers in book-entry form through The Depository Trust Company on or about May 25, 2007.

Sole Global Coordinator
UBS Investment Bank

Joint Book-Running Managers

JPMorgan	UBS Investment Bank

Prospectus Supplement dated May 21, 2007

Prospectus Supplement

Prospectus

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). This prospectus supplement contains the terms of this offering. This prospectus supplement, or the information incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, will apply and will supersede that information in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “Bancolombia,” the “Bank,” “we,” “us” or “our” mean Bancolombia S.A. and its consolidated subsidiaries taken as a whole. In addition, all references in this prospectus supplement and the accompanying prospectus to “pesos” and “Ps” are to the currency of Colombia and references to “U.S. dollars” and “US$” are to the currency of the United States of America. Also, as used herein, the term “billion” means one thousand million, or 1,000,000,000.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Bancolombia, the underwriters or any other person. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of Bancolombia since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date. Our business, financial condition, results of operation and/or prospects may have changed since those dates.

Bancolombia accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Available information

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 filed by us with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”). We are also subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the NYSE located at 20 Broad Street, New York, New York 10005.

Incorporation of certain information by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that has also been filed with the SEC. Any information referred to in this way is considered part of this prospectus supplement from the date we file the document incorporated by reference with the SEC. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is completed or terminated will be incorporated by reference into this prospectus supplement and will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus supplement the following documents or information filed by us with the SEC:

(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed on May 10, 2007; and

(2)	our report on Form 6-K, dated and filed on May 7, 2007.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Incorporation of certain information by reference.”

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Bancolombia S.A.
Calle 50 No. 51-66
Medellin, Colombia
Attention: General Secretary
Telephone Number: (574) 510-8896

or at the address of the trustee of the notes:

The Bank of New York
101 Barclay Street, 4E
New York, New York
Attention: Global Finance Americas

Exchange rates

This prospectus supplement translates certain peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. The Federal Reserve Bank of New York does not report a rate for pesos. Unless otherwise indicated, such peso amounts have been translated at the rate of Ps 2,238.79 per US$1.00, which corresponds to the tasa representativa del mercado (“representative market rate”) calculated on December 29, 2006, the last business day of the year. The representative market rate is computed and certified by the Superintendency of Finance on a daily basis and represents the weighted average of the buy/sell foreign exchange rates negotiated on the previous day by certain financial institutions authorized to engage in foreign exchange transactions (including us). The Superintendency of Finance also calculates and certifies the average representative market rate for each month for purposes of preparing financial statements, and converting amounts in foreign currency to pesos. Such conversion should not be construed as a representation that the peso amounts correspond to, or have been or could be converted into, U.S. dollars at that rate or any other rate.

On April 30, 2007, the representative market rate was Ps 2,104.16 per US$ 1.00. On May 21, 2007, the representative market rate was Ps 1,985.33 per US$ 1.00.

The following table sets forth the high and low peso per U.S. dollar exchange rates for the last six months:

Recent exchange rates of U.S. Dollars per Peso

Month	Low	High

November 2006	2,268.47	2,320.64
December 2006	2,225.44	2,295.99
January 2007	2,218.05	2,261.22
February 2007	2,211.46	2,255.17
March 2007	2,155.06	2,246.88
April 2007	2,110.67	2,190.30

Source:  Superintendency of Finance.

The following table sets forth the average peso/ U.S. dollar representative market rate for each of the five most recent financial years, calculated by using the average of the exchange rates on the last day of each month during the period.

Peso/U.S.$1.00 Representative Market Rate

Period	Average

2002	2,534.22
2003	2,875.05
2004	2,614.79
2005	2,320.77
2006	2,359.13

Source:  Superintendency of Finance.

Forward-looking statements

This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference) contain statements which may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Words such as “anticipate,” “believe,” “estimate,” “approximate,” “expect,” “may,” “intend,” “plan,” “predict,” “target”, “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause our actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus supplement and the documents incorporated in this prospectus supplement by reference and include, but are not limited to:

➢	changes in general economic, business, political, social, fiscal or other conditions in Colombia or changes in general economic or business conditions in Latin America;

➢	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

➢	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;

➢	inflation, changes in foreign exchange rates and/or interest rates;

➢	sovereign risks;

➢	liquidity risks;

➢	increases in defaults by our borrowers and other loan delinquencies;

➢	lack of acceptance of new products or services by our targeted customers;

➢	competition in the banking, financial services, credit card services, insurance, asset management and other industries in which we operate;

➢	adverse determination of legal or regulatory disputes or proceedings;

➢	changes in official regulations and the Government’s (as defined herein) banking policy as well as changes in laws, regulations or policies in the jurisdictions in which we do business;

➢	regulatory issues relating to acquisitions;

➢	changes in business strategy; and

➢	other factors identified or discussed under “Risk factors” in this prospectus supplement and elsewhere in our Annual Report which is incorporated in this prospectus supplement by reference.

Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after the date on which they are made in light of new information, future events and other factors.

v

Enforcement of civil liabilities against foreign persons

We are a Colombian company, a majority of our directors and management and certain of the experts named in this prospectus are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.

We have been advised by Gómez-Pinzón Linares Samper Suárez Villamil Abogados S.A. that Colombian courts determine whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur. Colombian courts will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements of Articles 693 and 694 of Colombia’s Código de Procedimiento Civil (Code of Civil Procedure), which provides that the foreign judgment will be enforced if:

➢	a treaty exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

➢	the foreign judgment does not relate to “in rem rights” vested in assets that were located in Colombia at the time the suit was filed and does not contravene or conflict with Colombian laws relating to public order other than those governing judicial procedures;

➢	the foreign judgment, in accordance with the laws of the country where it was rendered, is final and is not subject to appeal and a duly certified and authenticated copy of the judgment has been presented to a competent court in Colombia;

➢	the foreign judgment does not refer to any matter upon which Colombian courts have exclusive jurisdiction;

➢	no proceeding is pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding in Colombia on the same subject matter and between the same parties; and

➢	in the proceeding commenced in the foreign court that issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designated to give the defendant an opportunity to defend against the action.

The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters. The Colombian Supreme Court has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court. However, such enforceability decisions are considered by Colombian courts on a case-by-case basis.

Summary

This summary highlights selected information from, or incorporated by reference in, this prospectus supplement or the accompanying prospectus, but does not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document carefully, including the “Risk factors” and the financial statements and the related notes thereto, before making an investment decision.

Company overview

We are the leading independent financial institution in Colombia, based on market share and net assets, and we provide a wide range of financial products and services to our diversified customer base, including corporate customers, small and medium size businesses and individuals. Our products and services include corporate and personal loans, deposit-taking, credit and debit cards, electronic banking, cash management, fiduciary and custodial services, brokerage services, leasing, investment banking and dollar-denominated products. As of March 31, 2007, we had, on a consolidated basis:

➢	Ps 36,462,754 million in total assets;

➢	Ps 24,869,858 million in total net loans and financial leases;

➢	Ps 24,237,791 million in deposits; and

➢	Ps 3,420,985 million in shareholders’ equity.

We were originally established to provide products and services to blue-chip industrial companies in the Medellín industrial region and we have grown substantially over the years, both through organic growth as well as through acquisitions. Since our formation in 1945, we have expanded our business activities to provide general banking products and services to individuals, as well as to the middle-market sector which consists of small and medium-sized companies.

Our consolidated net income for the year ended December 31, 2006 and for the three months ended March 31, 2007 was Ps 749,529 million and Ps 199,957 million, respectively, representing an average return on equity of 22.10% and 22.06%, respectively, and an average return on assets of 2.31% and 2.28%, respectively.

As of March 31, 2007, we had 703 branches and a proprietary network of 1,394 ATMs in 152 cities and towns. Approximately 81% of our transactions with our customers are electronic or over the internet. These services play an increasingly important role in our marketing and distribution system. Our Virtual Branch electronic banking system offers 24-hour services, including balance inquiries, savings and credit card information, credit card payment services, disbursement of pre-approved loans, blocking of credit cards, check counter-orders, product and service requests, and other customer services.

We were founded in 1945 under the name Banco Industrial Colombiano S.A. In 1998, we merged with Banco de Colombia S.A. and changed our name to Bancolombia S.A. In 2005, Conavi Banco Comercial y de Ahorros S.A. (“Conavi”) and Corporacion Financiera Nacional y Suramericana S.A. (“Corfinsura”) merged with and into Bancolombia, with Bancolombia as the surviving entity after the spin-off of part of Corfinsura’s investment portfolio to a new entity formed by the former shareholders of Corfinsura.

Since 1981 and 1995, our common shares and preferred shares, respectively, have traded on Colombian stock exchanges. Since 1995, we have maintained a listing on the NYSE, where our ADSs are traded. Bancolombia is currently the only Colombian company listed in the NYSE.

Strategy

Our goal is to maintain our position as a leading provider of financial services in Colombia while increasing our profitability. The key elements of our strategy are:

Maintaining our Leading Position in the Colombian Financial Services Market
We intend to continue to capitalize on our strong brand name recognition and leading market position in Colombia to grow our business. We believe that the Colombian financial services market offers attractive growth potential. In particular, banking penetration, as measured by loans to gross domestic product, in Colombia is lower than in many of the countries in the region. We believe that this low penetration in combination with strong expected growth in the Colombian economy will support growth in the banking market, particularly in retail and mortgage loans. We intend to maintain our relationship with our corporate clients, while focusing additional resources on “under-served” segments, which include retail and small businesses through tailoring innovative banking products targeted at these clients.

Actively Pursuing Cross-Selling Opportunities
We intend to increase our market share and profitability by cross-selling our products and services. We believe that our existing customer base represents a significant opportunity to sell additional banking products and services. We believe that there are particularly attractive opportunities with our corporate banking clients. Within the corporate banking segment, we intend to focus on low risk, high margin products and services, such as international trade finance, leasing and factoring.

Focus on Improving Operating Efficiency
We are committed to improving our operating efficiency and profitability. By focusing on technological developments and on the use of electronic distribution channels, we aim to increase our customers’ use of electronic transactions, thereby addressing our customers’ evolving needs and potentially increasing the transactions conducted by our customers. We also continue to implement technological solutions aimed at identifying means of improving our pricing processes and assessing the profitability of our business segments. Through these initiatives, we will continue to strive to improve our efficiency ratio.

Increasing our Profitability by More Effectively Deploying our Assets
We intend to continue to seek the most attractive opportunities to improve our profitability. Our acquisition of Banagricola, S.A. illustrates our decision to strategically use our capital to increase our profitability. Given Banagricola’s strong position in El Salvador’s growing economy and its diverse portfolio of products, we believe that this investment will increase our profitability. We will continue to opportunistically seek other investment opportunities that we believe will enhance our profitability and support our growth strategy.

Recent Developments

First Quarter Results
On May 7, 2007, we announced our results for the three months ended March 31, 2007. As set forth in “Incorporation of certain information by reference,” our results for the first quarter have been incorporated by reference in a Form 6-K filed with the SEC on May 7, 2007.

Our consolidated net income for the three months ended March 31, 2007 totaled Ps 199,957 million, representing a 29.8% decrease as compared to Ps 284,893 million for the three months ended December 31, 2006 and a 6.6% decrease as compared to Ps 214,102 million for the three months ended March 31, 2006.

Net interest income for the three months ended March 31, 2007 totaled Ps 538,567 million, representing a 4.1% decrease as compared to the three months ended December 31, 2006 and a 17.5% increase as compared to the three months ended March 31, 2006.

For the three months ended March 31, 2007, provisions for loan and interest losses, net of recoveries amounted to Ps 74,392 million, representing an increase of 15.9% as compared to Ps 64,205 million for the three months ended March 31, 2006. This level of provisions represents an increase of 142.9% as compared to the three months ended December 31, 2006, when such provisions amounted to Ps 30,630 million. Such increase is mainly due to lower recoveries registered during the three months ended March 31, 2007 as compared to the unusually high Ps 50,000 million in recoveries registered during the three months ended December 31, 2006.

Net fees and income from services amounted to Ps 214,169 million during the three months ended March 31, 2007, decreasing 7.7% as compared to the three months ended December 31, 2006 and increasing 3.9% as compared to the three months ended March 31, 2006. Net fees and income from services during the three months ended March 31, 2007 reflected the sale of Almacenar S.A. in 2007.

Operating expenses amounted to Ps 470,203 million during the three months ended March 31, 2007, representing a decrease of 12.9% as compared to the three months ended December 31, 2006 when operating expenses amounted to Ps 539,563 million. However, operating expenses during the three months ended March 31, 2007 represented an increase of 15.1% as compared to the three months ended March 31, 2006 when operating expenses amounted to Ps 408,585 million.

As of March 31, 2007, our net loans and financial leases totaled Ps 24,869,858 million, representing an increase of 4.4% as compared to Ps 23,811,391 million as of December 31, 2006 and an increase of 35.4% as compared to Ps 18,365,410 million as of March 31, 2006. As of March 31, 2007, our ratio of past due loans to total loans was 2.7%, and our ratio of allowances for loan and accrued interest losses to past due loans was 130.4%.

Investments in debt securities as of March 31, 2007 totaled Ps 4,976,814 million, representing a decrease of 10.0% as compared to Ps 5,530,559 million as of March 31, 2006 and a decrease of 38.8% as compared to Ps 8,131,968 million as of March 31, 2006. The decrease was primarily a consequence of our strategy to reallocate our assets from our portfolio of debt securities to our loan portfolio.

Equity Financing
Our board of directors has determined that it is in our best interest to strengthen our capital structure by increasing our Tier 1 capital. At a meeting on March 1, 2007, our shareholders approved the issuance of up to 60 million of our preferred shares with a par value of Ps 500 per share. We are considering offering ADSs representing our preferred shares to investors outside of Colombia. We are required to offer rights to subscribe for additional shares to our current shareholders prior to offering new shares to potential investors. Consequently, any offering of our preferred shares will be limited by the number of shares subscribed for in a rights offering. We have filed an offering document with the Superintendency of Finance in order to receive approval to commence our rights offering. While we currently intend to complete the offering of our preferred shares in the near future, there can be no assurance that our offering of preferred shares will be completed. Furthermore, the form, manner, and timing of such a transaction are subject to change and will be depend on regulatory approval and market conditions.

Acquisition of Banagricola

On December 22, 2006, we announced that we reached a definitive agreement with a group of the controlling shareholders of Banagricola S.A., a sociedad anónima organized under the laws of Panama (“Banagricola”), to acquire their 52.9% (currently 53.089144%) controlling interest through our wholly owned subsidiary Bancolombia Panama S.A. We will be acquiring these shares and up to 100% of the outstanding shares of Banagricola and its subsidiaries for an aggregate amount of approximately Ps 2,004 billion (approximately US$ 900 million) in cash (including transaction expenses) pursuant to a public tender offer to be made simultaneously in Panama and El Salvador. The transaction will include the acquisition of all of Banagricola’s subsidiaries, including the commercial and retail banking, insurance, pension funds and brokerage activities.

Banagricola is a holding company with several subsidiaries, including Banco Agricola S.A. in El Salvador and Banco Agricola (Panama) S.A. in Panama, dedicated to banking, commercial and consumer activities, insurance, pension funds and brokerage.

According to financial sector information from the El Salvadorian Financial System Superintendency, Banagricola has a strong franchise in the El Salvadorian financial market, including a large retail bank in El Salvador, which holds through its subsidiary Banco Agricola, a 29% market share in terms of loans and deposits; it is a significant pension fund manager and holds through its subsidiary AFP Crecer a 52% market share and, through its subsidiary Asesuisa, it is also one of the largest insurers in El Salvador with a 23% market share.

As of December 31, 2006, Banagricola had a loan portfolio of over US$2.3 billion and a solid and growing client base of over one million clients who are served through a network in El Salvador that is comprised of approximately 122 branches, 347 ATMs and 133 additional points of sale.

The acquisition of Banagricola will position Bancolombia as one of several key players in Central America. In particular, due to El Salvador’s high credit rating, its dollarized economy and Banagricola’s solid financial performance, Bancolombia expects to be able to increase its income generation and to diversify its loan portfolio mix which we expect will reduce its risk and exposure concentration.

Banagricola’s low cost, broad and diversified retail deposit base and efficient cost controls give Banagricola key competitive advantages. In addition, potential synergies from this transaction, such as improvement in international funding for Bancolombia, transfer of know how, best practices and cross selling opportunities, are expected to further enhance Bancolombia’s earnings. This transaction is expected to be accretive to earnings from 2007 onwards, excluding any effect of potential synergies and one-off charges.

The Bank has obtained loans from foreign financial institutions amounting to US$590 million which will be used by Bancolombia Panama S.A. for the acquisition of Banagricola.

On April 2, 2007, Bancolombia Panama S.A. entered into a Stock Purchase Agreement with the controlling shareholders of Bienes y Servicios, S.A. (“BYSSA”) to acquire a controlling stake in BYSSA, a corporation organized and existing under the laws of the Republic of El Salvador. The Stock Purchase Agreement provided that Bancolombia Panama S.A. will launch a tender offer in El Salvador in order to acquire at least 50.8349% and up to 100% of all the issued and outstanding shares of BYSSA. The maximum purchase price payable in the BYSSA tender offer is approximately US$75 million. BYSSA has a significant number of shareholders in common with Banagricola. BYSSA and its subsidiaries provide printing, outsourcing and other services to different companies of the Conglomerado Financiero Banagricola (Banagricola Financial Group). In addition, BYSSA is the sole shareholder of Banagricola de El Salvador, Inc., a company organized and existing under the laws of the State of California, which is engaged in the money transmittal business in states such as California, Maryland, Nevada, New Jersey, Virginia and in the District of Columbia. If the BYSSA Stock Purchase Agreement is terminated, BYSSA is obliged to transfer Banagricola de El Salvador, Inc. to Bancolombia Panama S.A., for US$6 million and to enter into a long-term service agreement with Banagricola and/or its subsidiaries.

On April 9, 2007, after obtaining all the required authorizations, Bancolombia Panama S.A. initiated a simultaneous public tender offer in El Salvador and Panama for the acquisition of the common shares of Banagricola. The tender offer settled on May 16, 2007, resulting in Bancolombia purchasing 16,817,633 shares of Banagricola which represented 89.15% of the total issued and outstanding shares of Banagricola.

Summary Financial Information for Banagricola (El Salvador GAAP)

	For the year ended
	December 31, 2006
	(in thousands of US$)

CONSOLIDATED INCOME STATEMENT DATA
Net income	US$	63,560

CONSOLIDATED BALANCE SHEET DATA
Total assets	US$	3,687,067
Loan portfolio, net		2,443,781
Deposits from clients		2,362,080
Total shareholders’ equity		431,709

Our headquarters are located at Calle 50, No. 51-66, Medellín, Colombia, and our telephone number is +(574) 510-8896. Our web address is www.grupobancolombia.com; however, the information found on our website is not considered part of this prospectus supplement.

THE OFFERING

The following summary is not intended to be complete. For a more detailed description of the notes, see “Description of the notes.”

Issuer	Bancolombia S.A.

Securities offered	US$400,000,000 in an aggregate principal amount of 6.875% subordinated notes due 2017.

Maturity	May 25, 2017.

Interest	6.875% payable semi-annually on May 25 and November 25 of each year, beginning on November 25, 2007.

Ranking	The notes will be unsecured subordinated obligations. In the event of our bankruptcy, liquidation, or dissolution under Colombian law, the notes will rank:

➢ junior in right of payment to the payment of all our present or future senior indebtedness;

➢ pari passu with all our other present or future subordinated indebtedness; and

➢ senior in right of payment only to our capital stock and to any other instruments that may qualify as Regulatory Capital-Tier One Capital for purposes of Colombian Banking Laws, if any, and which is expressly or effectively subordinated to the notes.

Optional Redemption	None.

Merger and Sales of Assets	The indenture governing the notes will contain a covenant that limits our ability to merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity. See “Description of the notes—Mergers, Consolidations, Etc.”

No Acceleration of Notes	If we fail to make payment of principal of or interest on the additional amounts, if any, on the notes (and, in the case of payment of principal, such failure to pay continues for seven days or, in the case of payment of interest or additional amounts, such failure to pay continues for 30 days), each holder of the notes has the right to demand and collect under the indenture, and we will pay to the holders of the notes the applicable amount of such due and payable principal, accrued interest and additional amounts, if any, on the notes; provided, however, that to the extent that the Superintendency of Finance has taken possession of us in order to administer or liquidate us, under the Colombian bankruptcy laws, the holders of the notes would not be able to commence proceedings to collect amounts owed. There is no right of acceleration in the case of a default in any payment on the notes (whether when due or otherwise) or the performance of any of our other obligations under the indenture or the notes. Notwithstanding the immediately preceding sentence, the holders of the notes shall have the right to accelerate the payments due under the notes during the occurrence of an Event of a Default (as defined herein); provided that there shall have been a change, amendment or modification to the Colombian Banking Laws that would permit such right without disqualifying the Notes from Regulatory Capital—Tier Two Capital status and the holders exercise such right in accordance with applicable Colombian Banking Law. Subject to the subordination provisions of the notes, if any Event of Default occurs and is continuing, the Trustee may pursue any available remedy (excluding acceleration, except as provided herein) to collect the payment of principal and interest on the notes or to enforce the performance of any provision under the indenture. See “Colombian banking regulations—Bankruptcy considerations.”

Listing	We have applied to list the notes on the NYSE. Currently, there is no public market for the notes.

Use of Proceeds	The net proceeds from the offering will be used to purchase a loan portfolio from our subsidiary, Bancolombia Panama S.A.

We expect that the issuance of the notes in this offering will improve our ratio of capital to risk weighted assets and strengthen our capital structure. See “Use of proceeds.”

Trustee	The Bank of New York.

Governing Law	New York.

RISK FACTORS

See “Risk factors” beginning on page S-11 of this prospectus supplement for a discussion of certain factors you should consider carefully before deciding to invest in the notes.

SUMMARY FINANCIAL DATA

The following table presents our summary historical financial information and other data as of and for each of the periods indicated. The financial data as of and for the fiscal year ended December 31, 2004, 2005 and 2006 have been derived from the Bank’s audited consolidated financial statements included in the Bank’s Annual Report on Form 20-F for the year ended December 31, 2006. The financial data as of and for the three month periods ended March 31, 2006 and 2007 have been derived from the Bank’s unaudited interim financial statements. The unaudited financial information as of and for the three month periods ended March 31, 2006 and 2007 includes all adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for the fair presentation of such information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

The Bank’s consolidated financial statements for each period were prepared in accordance with Colombian GAAP, which differs in certain important respects from US GAAP. See Item 3. “Key Information — A. Selected Financial Data — Differences between Colombian and U.S. GAAP Results” in our Annual Report, which is incorporated by reference herein. The selected consolidated financial data should be read in conjunction with Item 5. “Operating and Financial Review and Prospects” in our Annual Report, which is incorporated by reference herein, and our consolidated financial statements, including the related notes thereto, included in the Bank’s Annual Report on Form 20-F for the year ended December 31, 2006.

	For the year ended				For the three month period ended
	December 31,	December 31,	December 31,	December 31,	March 31,	March 31,	March 31,
	2004	2005	2006	2006	2006	2007	2007

	(in millions of Ps and thousands of US$)(1)

CONSOLIDATED STATEMENT OF OPERATIONS:
Net interest income	Ps1,217,365	Ps2,049,810	Ps1,767,503	US$789,491	Ps458,144	Ps538,567	US$245,887
Net interest income after provisions	1,150,741	1,918,770	1,617,321	722,409	407,466	501,458	228,945
Net operating income	812,773	1,226,242	885,415	395,488	279,612	269,562	123,071
Income before taxes	817,488	1,224,396	924,409	412,906	281,881	283,274	129,331
Net income	Ps578,678	Ps946,881	Ps749,529	US$334,792	214,102	199,957	US$91,292
OTHER DATA (2)
Profitability ratios:
Net interest margin (3)	8.75%	8.12%	6.19%	6.19%	6.61%	6.76%	6.76%
Return on average total assets (4)	3.62	3.30	2.31	2.31	2.78	2.28	2.28
Return on average shareholders’ equity (5)	32.14	31.49	22.10	22.10	25.11	22.06	22.06
Efficiency ratio:
Operating expenses as a percentage of interest, fees, services and other operating income	50.92%	54.94%	64.37%	64.37%	55.91%	60.87%	60.87%
Capital ratios:
Period-ended shareholders’ equity as a percentage of period-end total assets	11.96	10.96	10.57	10.57	10.33	9.38	9.38
Period-end regulatory capital as a percentage of period-end risk-weighted assets (6)	13.44	10.93	11.05	11.05	12.66	11.14	11.14
Credit quality data:
Non-performing loans as a percentage of total loans (7), (10)	0.88%	1.48%	1.36%	1.36%	1.56%	1.46%	1.46%
“C,” “D” and “E” loans as a percentage of total loans (9), (10)	3.86	3.38	2.54	2.54	3.11	2.69	2.69
Allowance for loan and accrued interest losses as a percentage of non-performing loans (10)	496.30	259.02	252.87	252.87	250.61	240.36	240.36
Allowance for loan and accrued interest losses as a percentage of “C,” “D” and “E” loans (9), (10)	113.47	113.59	135.06	135.06	125.80	130.50	130.50
Allowance for loan and accrued interest losses as a percentage of total loans (10)	4.37	3.84	3.43	3.43	3.92	3.50	3.50
Operating Data:
Number of branches (8)	377	678	701	701	680	703	703

(1)	Amounts stated in U.S. dollars have been translated at the rate of Ps 2,238.79 per US$1.00, which is the representative market rate calculated on December 29, 2006, the last business day of the year, or at the rate of Ps 2,190.30 per US$1.00, which is the representative market rate calculated on March 30, 2007, the last business day of the quarter, as applicable, both as reported by the Superintendency of Finance.

(2)	Ratios were calculated on the basis of monthly averages.

(3)	Net interest income divided by average interest-earning assets.

(4)	Net income divided by average total assets.

(5)	Net income divided by average shareholders’ equity.

(6)	For an explanation of risk-weighted assets and Technical Capital, see Item 4. “Information on the Company-B. Business Overview-B.7. Supervision and Regulation-Capital Adequacy Requirements” in our Annual Report which is incorporated by reference herein.

(7)	Non performing loans are small business loans that are past due 30 days or more, mortgage and consumer loans that are past due 60 days or more and commercial loans that are past due 90 days or more. (Each category includes financial leases).

(8)	Number of branches does not include branches of the Bank’s Subsidiaries.

(9)	See Item 4. “Information on the Company-E. Selected Statistical Information-E.3. Loan Portfolio-Classification of the Loan Portfolio and Credit Categories” in our Annual Report, which is incorporated by reference herein, for a description of “C”, “D” and “E” Loans.

(10)	In October 23, 2003, the Superintendency of Banking (now the Superintendency of Finance), through its External Circular 040 of 2003, modified the treatment of financial leases. Starting January 1, 2004, instead of recording financial leases as property, plant and equipment, companies must account for them in their loan portfolio.

As of the year ended					As of the three month period ended
	December 31,	December 31,	December 31,	December 31,	March 31,	March 31,	March 31,
	2004	2005	2006	2006	2006	2007	2007

	(in millions of Ps and thousands of US$)(1)

CONSOLIDATED BALANCE SHEET DATA
Loans and financial leases, net	Ps9,600,861	Ps17,920,370	Ps23,811,391	US$10,635,831	Ps18,365,410	Ps24,869,858	US$11,354,544
Investment securities, net	5,250,211	8,459,703	5,677,761	2,536,085	8,315,148	5,248,891	2,396,426
Other assets	2,628,057	4,423,444	4,999,544	2,233,145	4,284,405	6,344,005	2,896,409
Total Assets	17,479,129	30,803,517	34,488,696	15,405,061	30,964,963	36,462,754	16,647,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	Ps11,862,116	Ps18,384,982	Ps23,216,467	US$10,370,096	Ps18,343,438	Ps24,237,791	US$11,065,968
Non-interest bearing	2,690,679	3,530,279	4,580,649	2,046,038	3,229,036	3,956,609	1,806,423
Interest bearing	9,171,437	14,854,703	18,635,818	8,324,058	15,114,402	20,281,182	9,259,545
Other liabilities	3,526,290	9,041,245	7,625,617	3,406,133	9,422,199	8,803,978	4,019,531
Total liabilities	15,388,406	27,426,227	30,842,084	13,776,229	27,765,637	33,041,769	15,085,499
Shareholders’ equity	2,090,723	3,377,290	3,646,612	1,628,832	3,199,326	3,420,985	1,561,880
Total liabilities and shareholders’ equity	17,479,129	30,803,517	34,488,696	15,405,061	30,964,963	36,462,754	16,647,379

Summary Financial Information (U.S. GAAP)

For the year ended
	December 31,	December 31,	December 31,	December 31,
	2004	2005	2006	2006

	(in millions of Ps and thousands of US$)(1)

CONSOLIDATED INCOME STATEMENT DATA
Net income	Ps642,126	Ps891,121	Ps941,183	US$420,398

(1)	Amounts stated in U.S. dollars have been translated at the rate of Ps 2,238.79 per US$1.00, which is the representative market rate calculated on December 29, 2006, the last business day of the year, or at the rate of Ps 2,190.30 per US$1.00, which is the representative market rate calculated on March 30, 2007, the last business day of the quarter, as applicable, both as reported by the Superintendency of Finance.

Risk factors

Investing in the notes involves risks. You should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

RISKS RELATING TO OUR BUSINESS

The quality of the Bank’s loan portfolio and of other assets may decline.

The continuous growth in both family and corporate income levels in Colombia, as well as the profitability in the prices of goods and interest rates, have triggered a significant annual growth in the Bank’s loan portfolio (including the Bank’s mortgage loan portfolio) of approximately 32% as of December 31, 2006. Unforeseen changes in the income levels of the Bank’s borrowers, increases in the inflation rate or an unexpected increase in interest rates could have a negative effect on the quality of the Bank’s loan portfolio, causing the Bank to increase provisions for loan losses and resulting in reduced profits. In particular, the Bank might not be able to maintain its current level of asset quality and credit risk in the future. Furthermore, if the Bank successfully increases the participation of consumer, mortgage and small business credits in its loan portfolio, it may experience detrimental changes in its credit risk levels.

The Bank’s concentration in and reliance on short-term deposits may increase its funding costs.

The Bank’s principal sources of funds are short-term deposits, checking accounts and savings accounts, each of which represented a share of 76.8%, 66.4% and 72.8% of total funds at the end of 2004, 2005 and 2006, respectively. Because the Bank relies primarily on short-term deposits for its funding, in the event of a sudden or unexpected shortage of funds in the Colombian banking system and money markets, the Bank might not be able to maintain its current level of funding without incurring higher costs or liquidating certain assets.

The Bank’s businesses rely heavily on data collection, processing and storage systems, the failure of which could materially and adversely affect the effectiveness of its risk management and internal control system as well as its financial condition and results of operations.

All of the Bank’s principal businesses are highly dependent on the ability to timely collect and process a large amount of financial and other information across numerous and diverse markets and products at its various branches, at a time when transaction processes have become increasingly complex with increasing volume. The proper functioning of financial control, accounting or other data collection and processing systems is critical to the Bank’s businesses and to its ability to compete effectively. A partial or complete failure of any of these primary systems could materially and adversely affect its decision making process, its risk management and internal control systems as well as the Bank’s ability to respond on a timely basis to changing market conditions. If the Bank cannot maintain an effective data collection and management system, its business operations, financial condition and results of operations could be materially and adversely affected.

The Bank is also dependent on information systems to operate its website, process transactions, respond to customer inquiries on a timely basis and maintain cost-efficient operations. The Bank may experience operational problems with its information systems as a result of system failures, viruses, computer “hackers” or other causes. Any material disruption or slowdown of its systems could cause information, including data related to customer requests, to be lost or to be delivered to the Bank’s clients with delays or errors, which could reduce demand for the Bank’s services and products and could materially and adversely affect the Bank’s results of operations and financial position.

Risk factors

Adverse economic and political conditions in Colombia may adversely affect the Bank’s financial condition and results of operations.

The Bank is a Colombian financial institution, and most of the Bank’s operations, property and customers are located in Colombia. As a result, the quality of its assets, financial condition and results of operations depend primarily on macroeconomic and political conditions prevailing in Colombia. Colombia is subject to political, economic and other uncertainties, including renegotiation, or nullification of existing contracts, currency exchange restrictions and international monetary fluctuations. Furthermore, changes in Colombia’s monetary, exchange and trade policies could affect the overall business environment in Colombia, which would impact the Bank’s financial condition and results of operations. The Government’s recent action increasing the deposit requirement with respect to foreign currency borrowings in order to manage monetary policy may have a negative impact on the Bank’s financial condition and results of operation. For example, the Central Bank could raise interest rates, which could negatively affect the Bank’s assets and restrict their growth. Increases in exchange rates could negatively affect borrowers’ foreign currency position, while setbacks in trade relations with Venezuela and Ecuador, as well as any difficulties with the approval of the Free Trade Agreement with the United States, could affect the financial position of the Bank’s larger customers. Any of these events could have a negative impact on the Bank’s financial condition.

Furthermore, decreases in the growth rate in the Colombian economy, periods of negative growth or increases in inflation or interest rates could result in lower demand for the Bank’s services and products, lower real pricing of its services and products, or cause it to shift to lower margin services and products. Because a large percentage of the Bank’s costs and expenses are fixed, it may not be able to reduce costs and expenses upon the occurrence of any of these events and its profit margins could suffer as a result.

In addition adverse economic and political conditions in other countries where the Bank has subsidiaries may adversely affect the Bank’s financial condition and results of operations.

Colombian government policies will likely significantly affect the economy and, as a result, the Bank’s business and financial condition.

The Colombian government (excluding departmental and municipal governments, the “Government”) has historically exercised substantial influence over the Colombian economy, and its policies are likely to continue to have an important effect on Colombian entities (including the Bank), market conditions, prices and rates of return on Colombian securities (including the Bank’s securities). The Bank’s business and financial condition could be adversely affected by changes in policy, or future judicial interpretations of such policies, involving exchange controls and other matters such as currency devaluation, inflation, interest rates, taxation, banking laws and regulations and other political or economic developments in or affecting Colombia. Future developments in Government policies could impair the Bank’s business or financial condition or the market value of its securities.

Colombia has experienced several periods of violence and instability, and such instability could affect the economy and the Bank.

Colombia has experienced several periods of criminal violence over the past four decades, primarily due to the activities of guerilla groups and drug cartels. In response, the Government has implemented various security measures and has strengthened its military and police forces by creating specialized units. Despite these efforts, drug-related crime and guerilla activity continue to exist in Colombia. These activities, their possible escalation and the violence associated with them may have a negative impact on the Colombian economy or on the Bank in the future.

Risk factors

The administration of the president of Colombia, Alvaro Uribe, who was re-elected for the period from 2006 to 2010, is implementing a plan prioritizing the protection of civil rights and the strengthening of democratic authority. Nevertheless, the plan may not achieve its objectives and economic and social conditions could deteriorate in the future, giving rise to outflows of capital and a general devaluation of Colombian financial assets. The Bank’s business or financial condition, or the market value of the Bank’s securities and any dividends distributed by it, could be adversely affected by rapidly changing economic and social conditions in Colombia and by the Government’s response to such conditions. Moreover, additional deterioration in the economic and political situation of neighboring countries could affect national stability or the Colombian economy by disrupting Colombia’s diplomatic or commercial relationships with these countries.

Colombia’s economy remains vulnerable to external shocks that could be caused by significant economic difficulties experienced by its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States and Venezuela, could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States is Colombia’s largest export market. A decline in US demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth, which would, in turn, have detrimental results on the business activities of the Bank. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. In the past, Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real and the 2001 Argentine financial crisis.

Similar developments can be expected to affect the Colombian economy in the future. Such a contagion effect could be expected to lower market prices of Bancolombia’s securities and threaten its liquidity, cause higher rates of past due loans in Bancolombia’s loan portfolios, lead to significant weaknesses in Bancolombia’s investment portfolio and diminish Colombia’s ability to make payments on its public debt (which represents a significant portion of Bancolombia’s investment portfolio).

The Bank may not be able to detect money laundering and other illegal or improper activities fully or on a timely basis, which could expose the Bank to additional liability.

The Bank is required to comply with applicable anti-money laundering, anti-terrorism laws and other regulations. These laws and regulations require the Bank, among other things, to adopt and enforce “know your customer” policies and procedures and to report suspicious and large transactions to the applicable regulatory authorities. While the Bank has adopted policies and procedures aimed at detecting and preventing the use of its banking network for money laundering activities and by terrorists and terrorist-related organizations and individuals generally, such policies and procedures have in some cases only been recently adopted and may not completely eliminate instances where it may be used by other parties to engage in money laundering and other illegal or improper activities. To the extent the Bank may fail to fully comply with applicable laws and regulations, the relevant government

Risk factors

agencies to which it reports have the power and authority to impose fines and other penalties on the Bank. In addition, the Bank’s business and reputation could suffer if customers use the Bank for money laundering or illegal or improper purposes.

Any additional taxes resulting from changes to tax regulations or the interpretation thereof in Colombia could adversely affect the Bank’s consolidated results.

Uncertainty relating to tax legislation poses a constant risk to Colombian entities, like the Bank, and Colombian national authorities have levied new taxes in recent years. Changes in legislation, regulation and jurisprudence can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting stated expenses and deductions, and eliminating incentives and non-taxed income.

Additional tax regulations could be implemented that could require the Bank to make additional tax payments, negatively affecting its financial condition, results of operation and cash flow. In addition, either national or local taxing authorities may not interpret tax regulations in the same way that the Bank does. Differing interpretations could result in future tax litigation and associated costs.

Instability of Colombian banking laws and regulations could adversely affect the Bank’s consolidated results.

Changes in banking laws and regulations, or in their official interpretation, may have a material effect on the Bank’s business and operations. Since banking laws and regulations change frequently, their interpretation and, in particular, the manner in which these laws and regulations are applied to financial institutions like the Bank are continuously evolving. For example, on May 6, 2007, the Central Bank issued a resolution materially increasing the amount of a deposit that must be held in a reserve account with the Central Bank. Laws or regulations could be adopted, enforced or interpreted in a manner that has an adverse effect on the Bank’s business. In addition, banking laws or regulations may change in other countries where the Bank has subsidiaries, such as Panama, Puerto Rico and the Cayman Islands.

Colombian banking regulations, accounting standards and corporate disclosure differ from those in the United States.

While many of the policies underlying Colombian banking regulations are similar to those underlying regulations applicable to banks in other countries, including those in the United States, Colombian regulations can differ in a number of material respects from those other regulations. For example, capital adequacy requirements for banks under Colombian regulations differ from those under U.S. regulations.

The Bank prepares its annual audited financial statements in accordance with Colombian GAAP, which differs in significant respect to U.S. GAAP. Thus, Colombian financial statements and reported earnings may differ from those of companies in other countries in these and other respects. Some of the main significant differences affecting earnings and shareholders’ equity include the accounting treatment for restructuring, capitalization of foreign exchange gains (losses) on deferred costs, inflation accounting, deferred taxes and the accounting treatment for depreciation expense.

Moreover, under Colombian GAAP, allowances for non-performing loans are computed by establishing each non-performing loan’s individual inherent risk, using criteria established by the Superintendency of Finance that differs from that used under U.S. GAAP. See “Item 4 Information on the Company — E. Selected Statistical Information — E.4. Summary of Loan Loss Experience — Allowance for Loan Losses” in our Annual Report, which is incorporated by reference herein.

Risk factors

Although the Government has undertaken a review of present regulations relating to accounting, audit, and information disclosure, with the intention of conforming them to international standards and proposing pertinent modifications to Congress, current regulations continue to differ in certain respects from those in other countries. Accordingly, there may be less publicly available information about the Bank than is regularly published by or about U.S. issuers.

The Bank’s financial results are constantly exposed to market risk. The Bank is subject to fluctuations in interest rates and other market risks, which may materially and adversely affect its financial condition and results of operations.

Market risk refers to the probability of variations in the Bank’s net interest income or in the market value of its assets and liabilities due to interest rate volatility. Changes in interest rates affect the following areas, among others, of the Bank’s business:

➢	net interest income;

➢	the volume of loans originated;

➢	the market value of the Bank’s securities holdings;

➢	asset quality; and

➢	gains from sales of loans and securities.

Changes in short-term interest rates may affect the Bank’s net interest income, which comprises the majority of the Bank’s revenue.

Increases in interest rates may reduce the volume of loans the Bank originates. Sustained high interest rates have historically discouraged customers from borrowing and have resulted in increased delinquencies in outstanding loans and deterioration in the quality of assets.

Increases in interest rates may reduce the value of the Bank’s financial assets. The Bank holds a substantial portfolio of loans and debt securities that have both fixed and floating interest rates. The market value of a security with a fixed interest rate generally decreases when the prevailing interest rates rise, which may have an adverse effect on the Bank’s earnings and financial condition. In addition, the Bank may incur costs (which, in turn, will impact its results) as it implements strategies to reduce future interest rate exposure. The market value of an obligation with a floating interest rate can be adversely affected when interest rates increase due to a lag in the implementation of repricing terms.

Increases in interest rates may reduce gains or require the Bank to record losses on sales of its loans or securities.

The Bank’s loan and investment portfolios are subject to risk of prepayment, which could negatively affect its net interest income because the Bank would not be able to receive the interest income from the prepayment date to the maturity date.

The Bank’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a borrower or issuer to pay a debt obligation prior to maturity. Generally, in a declining interest rate environment, prepayment activity increases which reduces the weighted average lives of the Bank’s earning assets and adversely affects its operating results. The Bank would also be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income. Prepayment risk also has a significant adverse impact on credit card and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios, which may result in a mismatch in funding or reinvestment at lower yields.

Risk factors

The Bank is subject to concentration default risks in its loan portfolio. Problems with one or more of its largest borrowers may adversely affect its financial condition and results of operations.

The aggregate outstanding principal amount of the Bank’s 25 largest borrowing relationships, in a non consolidated basis, represented approximately 10.98% of its total consolidated loan portfolio as of December 31, 2006. Approximately 1.23% of the Bank’s total loan portfolio as of that date represented transactions with related parties. Problems with one or more of the Bank’s largest borrowers could materially and adversely affect its results of operations and financial position.

The Bank’s increasing focus on individuals and small and medium-sized businesses could lead to higher levels of non-performing loans and subsequent charge-offs.

As part of the Bank’s business strategy, it seeks to increase lending and other services to individuals and to small and medium-sized companies. Low to medium income individuals and small and medium-sized companies are, however, more likely to be adversely affected by downturns in the Colombian economy than are large corporations and high-income individuals. Consequently, in the future the Bank may experience higher levels of non-performing loans, which could result in higher provisions for loan losses. The levels of non-performing loans and subsequent charge-offs could be higher in the future.

As of December 31, 2004, 2005 and 2006, the Bank’s Retail and Small-and Medium-Sized Enterprises (SMEs) banking division represented 37%, 27% and 28%, respectively, of BC’s total loan portfolio.

The Bank’s heavy reliance in its investment portfolio on debt securities issued by the Colombian Government leaves it vulnerable to fluctuations in public debt valuations.

As of December 31, 2006, the Bank’s investment portfolio in Colombian debt securities valued at Ps 2,856,921 million, representing approximately 52% of the Bank’s total investment portfolio. In 2004 and 2005, investments in public debt securities represented 75.36% and 68.76%, respectively of Bank’s total investment portfolio. In 2006, following the increase in interest rates in foreign markets which in turn negatively impacted the market price of Colombia’s public debt securities, the Bank reduced the portion of public debt securities in its portfolio. However, the Bank’s investment portfolio still contains a significant amount of public debt securities, and, therefore, the Bank continues to be exposed to the possibility of non-payment by Colombia and could suffer future losses if the value of Colombian public debt securities on the secondary market decreases.

The Bank is exposed to risks associated with the mortgage loan market.

As a result of its merger with Conavi in 2005, the Bank acquired Conavi’s mortgage loan portfolio and became a significant player in Colombia’s mortgage loan market. With the launching in 2006 of the Casa Propia para Todos homeowner plan, the Bank became one of the leaders of such market and increased its mortgage loan market share (including securitized loans) from 18.9% as of December 31, 2005 to 23.9% as of December 31, 2006.

Colombia’s mortgage loan market is highly regulated and has historically been affected by various macroeconomic factors. Risks associated with this market to which the Bank is exposed include the risk of increases in interest rates that may reduce the volume of mortgage loans that the Bank originates. Sustained high interest rates have historically discouraged customers from borrowing and have resulted in increased defaults in outstanding loans and deterioration in the quality of assets.

Risk factors

Increased competition and consolidation in the Colombian financial industry could adversely affect the Bank’s market share.

The Colombian financial system is highly competitive. Since the 1990s, when the Colombian financial market was deregulated and international capital flows resumed, there has been an ongoing process of financial system consolidation. The Bank expects this consolidation to lead to the creation of large local institutions and the possibility of foreign entities banks entering the market, presenting the risk that the Bank could lose a portion of its share in the industry affecting the Bank’s net interest margin.

The Bank and members of its senior management are defendants in several legal proceedings.

We are a party to lawsuits arising in the ordinary course of business. Litigation arising in the ordinary course of business, as well as the lawsuits and investigations described in our Annual Report incorporated by reference herein, under Item 8. “Financial Information—Consolidated Statements and Other Financial Information—Consolidated Financial Statements—Legal Proceedings,” can be expensive and lengthy. In addition, the Bank and its management, including the Bank’s current President and a Vice-President, are currently involved in several legal proceedings relating to the acquisition of its predecessor entity. An unfavorable resolution to any of the lawsuits or investigations could negatively affect the Bank’s reputation and the price of its outstanding securities including its equity securities and the notes. The negative publicity related to litigation matters may have a negative impact on the trading price of the notes and could ultimately negatively impact our financial results. See Item 8. “Financial Information—Consolidated Statements and Other Financial Information—Consolidated Financial Statements—Legal Proceedings” in our Annual Report incorporated by reference herein.

Our acquisition of Banagricola and future acquisitions and strategic partnerships may not perform in accordance to expectations or may disrupt our operations and hurt our profits.

An element of our business strategy is to identify and pursue growth-enhancing strategic opportunities. As part of that strategy, we acquired interests in various institutions during recent years. For example, on December 22, 2006, Bancolombia Panama, S.A., our affiliate, entered into a Stock Purchase Agreement with a group of shareholders of Banagricola to acquire a controlling stake of 52.9% and up to 100% of all issued and outstanding shares of Banagricola.

In 2006, we also acquired Factoring Bancolombia (formerly Comercia). In 2005, we completed the Conavi/Corfinsura merger including the integration process in areas such as operations, technology and commercial banking. For more information on these acquisitions and mergers, see Item 4.A. “Information on the Company—History and Development of the Company—Public takeover offers” and Item 4.A. “Information on the Company—History and Development of the Company—Recent Developments” in our Annual Report on Form 20-F incorporated by reference in this prospectus supplement.

The Bank will continue to actively consider other strategic acquisitions and partnerships from time to time. We must necessarily base any assessment of potential acquisitions and partnerships on assumptions with respect to operations, profitability and other matters that may subsequently prove to be incorrect. The Banagricola acquisition, if and when consummated, and other future acquisitions, significant investments and alliances may not produce anticipated synergies or perform in accordance with our expectations and could adversely affect our operations and profitability. In addition, new demands on our existing organization and personnel resulting from the integration of new acquisitions could disrupt our operations and adversely affect our operations and profitability.

Risk factors

If the Bank is unable to effectively control the level of non-performing or poor credit quality loans in the future, or if its loan loss reserves are insufficient to cover future loan losses, the Bank’s financial condition and results of operations may be materially and adversely affected.

Non-performing or low credit quality loans can negatively impact the Bank’s results of operations and financial condition. The Bank might not be able to effectively control and reduce the level of the impaired loans in its total loan portfolio. In particular, the amount of the Bank’s reported non-performing loans may increase in the future as a result of growth in its total loan portfolio, including as a result of loan portfolios that the Bank may acquire through auctions or otherwise, or factors beyond the Bank’s control, such as the impact of macroeconomic trends and political events affecting Colombia or events affecting specific industries. In addition, the Bank’s current loan loss reserves may not be adequate to cover an increase in the amount of non-performing loans or any future deterioration in the overall credit quality of its total loan portfolio. As a result, if the quality of its total loan portfolio deteriorates the Bank may be required to increase its loan loss reserves, which may adversely affect its financial condition and results of operations. Moreover, there is no precise method for predicting loan and credit losses, and loan loss reserves might not be sufficient to cover actual losses. If the Bank is unable to control or reduce the level of its non-performing or poor credit quality loans, its financial condition and results of operations could be materially and adversely affected.

If the Bank is unable to realize the collateral or guarantees securing its loans to cover the outstanding principal and interest balance of its loans, its financial condition and results of operations may be adversely affected.

As of December 31, 2006, 45% of the Bank’s loans and financial leases were secured by collateral or guarantees. The Bank’s loan collateral primarily includes real estate and other assets that are located in Colombia, the value of which may significantly fluctuate or decline due to factors beyond the Bank’s control, including macroeconomic factors and political events affecting the Colombian economy. An economic slowdown in Colombia may lead to a downturn in the Colombian real estate market, which may in turn result in declines in the value of the collateral, consisting primarily of real estate, securing many of the Bank’s loans to levels below the outstanding principal balance of such loans. Any decline in the value of the collateral securing the Bank’s loans may result in a reduction in the recovery from collateral realization and an impact in its results of operations and financial condition.

In addition, the Bank may face difficulties in enforcing its rights as a secured creditor. In particular, timing delays and procedural problems in enforcing against collateral provided, and local protectionism, may make foreclosures on collateral and enforcement of judgments in its favor difficult, and hence may result in losses, which could materially and adversely affect its results of operations and financial position.

As a result, any significant decline in the value of the collateral securing the Bank’s loans or deterioration of the economic condition of the guarantors of such loans or the Bank’s inability to enforce its rights as a secured creditor could materially and adversely affect its results of operations and financial position.

Operational Risks

The Bank businesses are dependant on the ability to process a large number of transactions efficiently and accurately. Operational risks and losses can result from fraud, employee errors, failure to properly document transactions or to obtain proper internal authorization, failure to comply with regulatory requirements, breaches of conduct of business rules, equipment failures, natural disasters or the failure

Risk factors

of external systems. The Bank’s currently adopted procedures may not be effective in controlling each of the operational risks faced by the Bank.

The Bank is subject to credit risks with respect to its non-traditional banking businesses such as investing in securities and entering into types of derivatives transactions.

A portion of the Bank’s businesses are not in the traditional banking businesses of lending and deposit-taking and therefore expose it to credit risk.

Non-traditional sources of credit risk can, for example, arise from:

➢	investing in securities of third parties;

➢	entering into derivative contracts under which counterparties have obligations to make payments to the Bank; and

➢	executing securities, futures, currency or commodity trades, from its proprietary trading desk, that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries.

Any significant increases in exposure to any of these non-traditional risks could materially and adversely affect the Bank’s results of operations and financial position.

The failure to successfully implement and continue to upgrade the Bank’s credit risk management system could materially and adversely affect its business operations and prospects.

One of the principal types of risks inherent in the Bank’s business is credit risk. The Bank may not be able to, on a timely basis, upgrade its credit risk management system. For example, an important part of its credit risk management system is to employ an internal credit rating system to assess the particular risk profile of a client. As this process involves detailed analyses of the client’s credit risk, taking into account both quantitative and qualitative factors, it is subject to human error. In exercising their judgment, the Bank’s employees may not always be able to assign an accurate credit rating to a client or credit risk, which may result in the Bank’s exposure to higher credit risks than indicated by the Bank’s risk rating system. The Bank may not be able to timely detect these risks before they occur, or due to limited resources or tools available to it, the Bank’s employees may not be able to effectively implement its credit risk management system, which may increase its exposure to credit risk. As a result, the Bank’s failure to implement effectively, consistently follow or continuously refine its credit risk management system may result in a higher risk exposure for the Bank, which could materially and adversely affect its results of operations and financial position.

The Bank is subject to market and operational risks associated with its derivative transactions, as well as structuring risks and the risk that its documentation will not incorporate accurately the terms and conditions of its derivatives transactions.

The Bank enters into derivative transactions primarily for hedging purposes and, to a lesser extent, on behalf of its customers. The Bank is subject to market and operational risks associated with these transactions, including basis risk (the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost) and credit or default risk (the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder).

In addition, the market practice and documentation for derivative transactions is less well developed in Colombia than in other countries, and Colombian courts have limited experience in dealing with issues related to derivative transactions. Given that the derivatives market and related documentation are not

Risk factors

yet well developed in Colombia, there are structuring risks and the risk that the Bank’s documentation will not incorporate accurately the terms and conditions of derivatives transactions. In addition, the execution and performance of these types of transactions depend on the Bank’s ability to develop adequate control and administration systems, and to hire and retain qualified personnel. Moreover, the Bank’s ability to adequately monitor, analyze and report these derivative transactions depends, to a great extent, on its information technology systems. These factors may further increase the risks associated with these transactions and could materially and adversely affect the Bank’s results of operations and financial position.

The credit card industry is highly competitive and entails some risks. The Bank may have difficulties competing in this industry, and its success may depend significantly on its ability to grow organically or to strengthen alliances with its strategic partners.

The credit card business is subject to a number of risks and uncertainties, including the composition and risk profile of credit card customers. The success of the Bank’s credit card business will also depend, in part, on the success of the Bank’s product development, product rollout efforts and marketing initiatives, including the marketing of credit card products to existing retail and mortgage loan customers, and the Bank’s ability to continue to successfully target creditworthy customers.

As part of its credit card business, the Bank faces risks relating to the price of merchant fees. There has been an ongoing dispute in Colombia, between retailers and banks, regarding merchant fees. For example, the Superintendency of Commerce and Industry has issued resolutions related to Credibanco and Redeban, the entities that manage the credit card system in Colombia, in order to prevent an agreement on the prices of the merchant fees. As a result, the clearance fees among the banks and the fees collected from the customers have decreased. These types of disputes could result in a decrease in income from credit card merchant fees or could also lead to changes in commercial strategies that could impact the Bank’s financial results.

The increase of civil constitutional (acciones populares) and class actions against financial institutions may affect the Bank’s businesses.

Under the Colombian Constitution, individuals may initiate civil or class actions to protect their collective or class rights, respectively. During 2006, the aggregate number of such type of actions brought against Colombian financial institutions, including the Bank, has increased substantially. The great majority of such actions are related to fees, financial services and interest rates, and their outcome is uncertain. The number of such type of actions may continue to increase in the future and could significantly affect the Bank’s businesses.

Reductions in the Bank’s credit ratings would increase its cost of borrowing funds and make its ability to raise new funds, attract deposits or renew maturing debt more difficult.

The Bank’s credit ratings are an important component of its liquidity profile. Among other factors, its credit ratings are based on the financial strength, credit quality and concentrations in its total loan portfolio, the level and volatility of its earnings, its capital adequacy, the quality of management, the liquidity of its balance sheet, the availability of a significant base of core retail and commercial deposits, and its ability to access a broad array of wholesale funding sources. Changes in the Bank’s credit ratings would increase its cost of raising funds in the capital markets or of borrowing funds. The Bank’s ability to renew maturing debt may be more difficult and expensive. In addition, its lenders and counterparties in derivative transactions are sensitive to the risk of a rating downgrade.

Risk factors

The Bank’s ability to compete successfully in the marketplace for deposits depends on various factors, including its financial stability as reflected by the Bank’s credit ratings. A downgrade in its credit rating may adversely affect perception of the Bank’s financial stability and the Bank’s ability to raise deposits.

The Bank’s ability to maintain its competitive position depends mainly on its capacity to fulfill new customers’ needs through the development of new products and services and its ability to offer adequate services and strengthen its customers base through cross selling. Bank’s business will be affected if the Bank may not be able to maintain its current customers with efficient service’s strategies.

As the Bank expands the range of its products and services, some of which are at an early stage of development in the Colombian market, it will be exposed to new and potentially increasingly complex risks. The Bank’s employees and its risk management systems may not be adequate to handle such risks. Any or all of these factors, individually or collectively, could materially and adversely affect the Bank’s results of operations and financial position.

Any failure to effectively improve or upgrade the Bank’s information technology infrastructure and management information systems in a timely manner could adversely affect its competitiveness, financial condition and results of operations.

The Bank’s ability to remain competitive will depend in part on its ability to upgrade the Bank’s information technology infrastructure on a timely and cost-effective basis. The Bank must continually make significant investments and improvements in its information technology infrastructure in order to remain competitive. In particular, as the Bank continues to open new branches throughout Colombia, it needs to improve its information technology infrastructure, including maintaining and upgrading its software and hardware systems and its bank-office operations. The information available to and received by the Bank’s management through its existing information systems may not be timely and sufficient to manage risks or to plan for and respond to changes in market conditions and other developments in its operations. In addition, the Bank may experience difficulties in upgrading, developing and expanding its information technology systems quickly enough to accommodate its growing customer base. Any failure to effectively improve or upgrade the Bank’s information technology infrastructure and management information systems in a timely manner could materially and adversely affect its competitiveness, financial condition and results of operations.

The Bank is subject to Colombian regulatory inspections, examinations, inquiries or audits, and any future sanctions, fines and other penalties resulting from such inspections and audits could materially and adversely affect the Bank’s business, financial condition, results of operations and reputation.

The Bank is subject to comprehensive regulation and supervision by Colombian banking authorities. These regulatory authorities have broad powers to adopt regulations and other requirements affecting or restricting virtually all aspects of its capitalization, organization and operations, including the imposition of anti-money laundering measures and the authority to regulate the terms and conditions of credit that can be applied by Colombian banks. Moreover, Colombian financial regulatory authorities possess significant powers to enforce applicable regulatory requirements in the event of the Bank’s failure to comply with them, including the imposition of fines, sanctions or the revocation of licenses or permits to operate its business. In the event the Bank encounters significant financial problems or becomes insolvent or in danger of becoming insolvent, Colombian banking authorities would have the power to take over the Bank’s management and operations.

Risk factors

Colombian banking and financial services laws and regulations are subject to continuing review and changes, and any such changes in the future may have an adverse impact on, among other things, the Bank’s ability to make and collect loans and other extensions of credit on terms and conditions, including interest rates, that are adequately profitable, which could materially and adversely affect its results of operations and financial position.

Future Colombian government restrictions on interest rates or banking fees could negatively affect the Bank’s profitability.

In the future, the Colombian Government could impose limitations or additional informational requirements regarding interest rates or fees. A portion of the Bank’s revenues and operating cash flow is generated by its consumer credit services and any such limitations or additional informational requirements could materially and adversely affect the Bank’s results of operations and financial position.

The Bank is subject to trading risks with respect to its trading activities.

The Bank’s trading income is highly volatile. The Bank derives a portion of its profits from its proprietary trading activities and any significant reduction in its trading income could adversely affect the Bank’s results of operations and financial position.

The Bank’s trading income is dependent on numerous factors beyond its control, such as the general market environment, overall market trading activity, interest rate levels, fluctuations in exchange rates and general market volatility. A substantial amount of its trading income has been derived from alternative investment strategies such as same-day foreign exchange trades and adjustable-rate bond instruments. A significant decline in the Bank’s trading income, or incurring a trading loss, could adversely affect its results of operations and financial position.

RISKS RELATING TO THE NOTES

It may be difficult to enforce your rights if we enter into a bankruptcy, liquidation or similar proceeding in Colombia.

The insolvency laws of Colombia may be less favorable to your interests than the bankruptcy laws of the United States, which laws affect the priority of creditors (secured or unsecured), the ability to obtain post-petition interest and the duration of insolvency proceedings. Your ability to recover payments due on the notes may be more limited than would be the case under U.S. bankruptcy law. The following is a brief description of certain aspects of insolvency laws in Colombia.

Your ability to enforce your rights under the notes may be limited if we become subject to the proceedings principally set forth in Decree 663 of 1993 and Decree 2211 of 2004, which proceedings establish the events under which the Superintendency of Finance may initiate a takeover or intervention (toma de posesión) proceeding either to administer the Bank or to liquidate it.

Under Colombian Banking Laws, financial institutions are subject to a special administrative takeover by the Superintendency of Finance in the event that the financial institution becomes insolvent.

The Superintendency of Finance can only take control of financial institutions due to the existence of some very strict and grave legal reasons. The following grounds for takeover are considered to be “automatic” in the sense that, if the Superintendency of Finance discovers their existence, the Superintendency of Finance is obligated to step in and take over the respective financial institution. These grounds are: (i) if the financial institution’s technical net worth falls below 40% of the legal minimum adequate capital required, or (ii) the expiration of the term of any present recuperation

Risk factors

programs or the non fulfillment of the goals set forth in said programs. Additionally, the Superintendency of Finance also conducts periodic visits to the financial institutions and as a consequence of these visits, said entity can impose capital or solvency obligations on the institutions without taking control of the financial institution.

Additionally, and subject to the approval of the Ministry of Finance, the Superintendency of Finance may, at its discretion, initiate intervention procedures if, among other reasons, the financial institution suspends the payment of its debts. Other causes for such intervention include: (i) refusal by the entity to present in duly form its files, accounting books and other documents required by the Superintendency of Finance, (ii) non-fulfillment of the orders and instructions issued by the Banking Superintendency; (iii) persistent violation of the by-laws or any law; (iv) persistent unauthorized or insecure management practices of business; and (v) net worth below the 50% of the subscribed capital.

A takeover by the Superintendency of Finance may have two different purposes: (i) to manage the financial institution, in which case the intervened entity will be allowed to continue its activities subject to the administration of the authorities or (ii) to liquidate the financial institution. The Superintendency of Finance must decide if it will either manage or liquidate the financial institution within the two months following the takeover.

In view of the broad discretionary powers of the Superintendency of Finance it is impossible to predict how long payments under the notes could be delayed and whether or to what extent you would be compensated for any delay.

Holders of notes will not have the right to accelerate the notes.

The holders of the notes have no right of acceleration in the case of a default in any payment on the notes, either when due or otherwise, nor will the Bank’s failure to perform its obligations under the Indenture or the notes provide the holder of the notes with a right of acceleration of the notes.

The holders will have no right to accelerate the payments due under the notes during an Event of Default unless there has been a change, amendment or modification to the Colombian Banking Laws that would allow such right without disqualifying the notes from Regulatory Capital—Tier Two Capital status. If any Event of Default occurs and is continuing, the Trustee may only pursue other available remedies, if any, excluding acceleration, to collect the payment of principal and interest on the notes or to enforce the performance of any provision under the indenture.

Because we are located in an emerging market country, any market for the notes may be adversely affected by economic and market conditions in other emerging market economies.

Colombia is generally considered by investors to be an “emerging market country,” and securities of Colombian issuers have been, to varying degrees, influenced by economic and market conditions in other emerging market countries. Although economic conditions are different in each country, investors’ reactions to developments in one country may materially affect the securities of issuers in other countries, including Colombia. The international financial and securities markets have exhibited volatility since October 1997, reflecting the risks created by weakness in global commodity prices and slowing global economic growth. Latin American countries, including Colombia, have generally responded to these external factors, including currency speculation, by widening or eliminating currency fluctuation bands, raising interest rates and tightening fiscal policies. We cannot assure you that events elsewhere that are unrelated to our financial performance, especially in other emerging market countries, will not adversely affect any market for the notes that may develop.

Risk factors

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there was no market for the notes. Although we plan to apply to list the notes in the NYSE, there is no guarantee that we will be able to list the notes. Even if your note is listed, there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect transaction costs would be high.

The underwriters have informed us that they intend to make a market in the notes after this offering is completed. The underwriters, however, may cease their market-making at any time without notice. The price at which the notes may trade will depend on many factors, including, but not limited to, prevailing interest rates, general economic conditions, our performance and financial results and markets for similar securities. Historically, the markets for debt such as the notes have been subject to disruptions that have caused substantial volatility in their prices. The market, if any, for the notes may be subject to similar disruptions which may have an adverse effect on the holders of the notes.

There are no restrictive covenants in the indenture for the notes limiting our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, change of control, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional indebtedness, including senior indebtedness, and engage in other transactions that may not be in the interests of the noteholders.

The ratings of the notes may be lowered or withdrawn depending on various factors, including the rating agency’s assessments of our financial strength and Colombian sovereign risk.

One or more independent credit rating agencies may assign credit ratings to the notes. The ratings address the timely payment of interest on each payment date. The ratings of the notes are not a recommendation to purchase, hold or sell the notes, and the ratings do not comment on market price or suitability for a particular investor. The ratings of the notes may not remain for any given period of time and may be lowered or withdrawn. A downgrade in or withdrawal of the ratings of the notes will not be an event of default under the indenture. The assigned ratings may be raised or lowered depending, among other things, on the rating agency’s assessment of our financial strength, as well as its assessment of Colombian sovereign risk generally.

Use of proceeds

We estimate that our net proceeds from the sale of the notes in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately US$390.6 million.

We intend to use the net proceeds from the offering to purchase a loan portfolio from our subsidiary, Bancolombia Panama S.A. We expect that the issuance of the notes in this offering will improve our ratio of capital to risk weighted assets and strengthen our capital structure.

Capitalization

The following table sets forth our consolidated Technical Capital (defined herein) as of March 31, 2007, and adjusted to give effect to issuance of the US$400,000,000 of notes offered hereby as if had occurred on March 31, 2007.

	As of March 31, 2007(1)
	Actual			As Adjusted for this Offering

	(in millions of Ps and thousands of US$)

Subscribed capital	Ps	363,914	$166,148	Ps	363,914	$166,148
Capital advance payments		336	153		336	153
Legal reserve and other reserves		2,726,306	1,244,718		2,726,306	1,244,718
Unappropriated retained earnings		49,304	22,510		49,304	22,510
Net Income		193,958	88,553		193,958	88,553
Subordinated bonds subscribed by Fogafin		9,795	4,472		9,795	4,472
Less:
Long-term investments		(51,411)	(23,472)		(51,411)	(23,472)
Non-monetary inflation adjustment		(147,745)	(67,454)		(147,745)	(67,454)

Primary capital (Tier I)		3,144,457	1,435,628		3,144,457	1,435,628

Provisions for loans		264,225	120,634		264,225	120,634
Subordinated bonds		32,500 (2)	14,838 (2)		908,620	414,838
Others		130,074	59,386		130,074	59,386

Computed secondary capital (Tier II)		426,799	194,858		1,302,919	594,858

Technical capital		3,571,256	1,630,486		4,447,376	2,030,486

Risk weighted assets		32,055,602	14,635,256		32,055,602	14,635,256

Technical capital to risk-weighted assets(3)(4)		11.14%	11.14%		13.87%	13.87%

(1)	Amounts stated in U.S. dollars have been translated at the rate of Ps 2,190.30 per US$1.00, which is the representative market rate calculated on March 30, 2007, the last business day of the quarter, as reported by the Superintendency of Finance.

(2)	Subordinated bonds issued by Sufinanciamiento S.A., a subsidiary of Bancolombia S.A.

(3)	Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 1720 of 2001, as amended) are based on the standards of the Basel Committee.

(4)	Colombian regulations require that a credit institution’s Technical Capital be at least 9% of that institution’s total risk-weighted assets.

Selected financial data

The selected consolidated financial data as of December 31, 2005 and 2006, and for each of the three fiscal years in the period ended December 31, 2006 set forth below has been derived from the Bank’s audited consolidated financial statements included in the Bank’s Annual Report on Form 20-F for the year ended December 31, 2006. The selected consolidated financial data as of December 31, 2002, 2003 and 2004, and for each of the two fiscal years in the period ended December 31, 2003 set forth below have been derived from the Bank’s audited consolidated financial statements for the respective periods, which are not included therein. The Bank’s consolidated financial statements for each period were prepared in accordance with Colombian GAAP. The selected consolidated financial data should be read in conjunction with the Bank’s consolidated financial statements, related notes thereto, and the report of the independent registered public accounting firm, included in the Bank’s Annual Report on Form 20-F for the year ended December 31, 2006.

	As of and for the year ended December 31,
	2002		2003		2004		2005(4)		2006		2006(1)

	(in millions of Ps and thousands of US$) (1)

CONSOLIDATED STATEMENT OF OPERATIONS:
Colombian GAAP:
Interest income	Ps	1,150,734	Ps	1,537,818	Ps	1,803,108	Ps	3,200,084	Ps	3,013,732	US$	1,346,143
Interest expense		(466,223)		(480,513)		(585,743)		(1,150,274)		(1,246,229)		(556,652)

Net interest income		684,511		1,057,305		1,217,365		2,049,810		1,767,503		789,491
Provisions for loans and accrued interest losses, net of recoveries(2)		(115,154)		(130,356)		(61,423)		(123,575)		(195,361)		(87,262)
Provision for foreclosed assets and other assets, net of recoveries		(71,212)		(51,943)		(5,201)		(7,465)		45,179		20,180

Net interest income after provisions		498,145		875,006		1,150,741		1,918,770		1,617,321		722,409
Fees and income from services and other operating income, net		416,427		515,325		574,453		962,277		1,139,094		508,798
Operating expenses		(755,801)		(850,768)		(912,421)		(1,654,805)		(1,871,000)		(835,719)

Net operating income		158,771		539,563		812,773		1,226,242		885,415		395,488
Net non-operating income (loss)		79,787		(7,874)		7,140		4,650		45,346		20,255
Income before taxes		238,558		531,689		819,913		1,230,892		930,761		415,743
Minority interest (loss)		14,440		330		(2,425)		(6,496)		(6,352)		(2,837)
Income taxes		(42,618)		(62,635)		(238,810)		(277,515)		(174,880)		(78,114)

Net income	Ps	210,380	Ps	469,384	Ps	578,678	Ps	946,881	Ps	749,529	US$	334,792

U.S. GAAP:(3)
Net income	Ps	207,152	Ps	474,419	Ps	642,126	Ps	891,121	Ps	941,183	US$	420,398

Selected financial data

	As of and for the year ended December 31,
	2002		2003		2004		2005(4)		2006		2006(1)

	(in millions of Ps and thousands of US$)(1)

CONSOLIDATED BALANCE SHEET
Colombian GAAP:
ASSETS:
Cash and due from banks	Ps	643,405	Ps	848,052	Ps	768,514	Ps	1,241,435	Ps	1,548,752	US$	691,781
Overnight funds		207,684		598,409		480,846		488,587		457,614		204,402
Investment securities, net		4,343,458		4,336,724		5,250,211		8,459,703		5,677,761		2,536,085
Loans and financial leases, net		5,864,991		7,642,405		9,600,861		17,920,370		23,811,391		10,635,831
Accrued interest receivable on loans, net		83,459		103,209		121,276		198,266		255,290		114,030
Customers’ acceptances and derivatives		(15,662)		1,539		43,894		133,420		166,395		74,324
Accounts receivable, net		149,955		163,310		173,875		590,313		562,598		251,296
Premises and equipment, net		317,724		337,964		346,243		623,729		712,722		318,351
Foreclosed assets, net		46,002		27,676		12,206		31,360		18,611		8,313
Prepaid expenses and deferred charges		58,403		27,831		15,950		26,898		46,462		20,753
Goodwill		118,904		99,910		73,607		50,959		40,164		17,940
Operating leases, net(5)		373,499		537,207		8,311		143,974		167,307		74,731
Other assets		147,949		198,480		315,394		563,588		675,265		301,620
Reappraisal of assets		259,811		253,413		267,941		330,915		348,364		155,604

Total assets	Ps	12,599,582	Ps	15,176,129	Ps	17,479,129	Ps	30,803,517	Ps	34,488,696	US$	15,405,061

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits	Ps	8,788,158	Ps	10,231,997	Ps	11,862,116	Ps	18,384,982	Ps	23,216,467	US$	10,370,096
Borrowings		1,117,015		1,211,595		1,104,201		3,927,551		3,516,426		1,570,681
Other liabilities		1,410,061		2,043,158		2,422,089		5,113,694		4,109,191		1,835,452
Shareholders’ equity		1,284,348		1,689,379		2,090,723		3,377,290		3,646,612		1,628,832

Total liabilities and shareholders’ equity	Ps	12,599,582	Ps	15,176,129	Ps	17,479,129	Ps	30,803,517	Ps	34,488,696	US$	15,405,061

U.S. GAAP(3):
Shareholders’ equity	PS	1,413,445	PS	1,832,886	PS	2,267,286	PS	4,125,996	PS	4,549,018	US$	2,031,909

(1)	Amounts stated in U.S dollars have been translated at the rate of Ps 2,238.79 per US$1.00, which is the representative market rate calculated on December 29, 2006, the last business day of the year, as reported by the Superintendency of Finance.

(2)	Includes a provision for accrued interest losses amounting to Ps 4,518 million, Ps 5,316 million, Ps 4,483 million, Ps 12,379 million and Ps 14,825 million for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, respectively.

(3)	Refer to Note 31 to the Financial Statements included in the Bank’s Annual Report on Form 20-F for the year ended December 31, 2006, for the reconciliation with U.S. GAAP.

(4)	The consolidated statement of operations for the year ended December 31, 2005, includes Conavi and Corfinsura’s results since the beginning of the year.

Selected financial data

(5)	On October 23, 2003, the Superintendency of Banking (now the Superintendency of Finance), through its External Circular 040 of 2003, modified the treatment of financial leases. Starting January 1, 2004, instead of recording financial leases as property, plant and equipment, companies must account for them in their loan portfolio. Additionally, according to this External Circular 040, the assets given in financial lease contracts and recovered by the lessor because the purchase option is not exercised or because of the lessee’s failure to make payments are to be classified as foreclosed assets starting January 1, 2004. In the annual report for fiscal year 2003, these assets were included in the line “Other assets”. The Bank did not reclassify for these assets in the balance sheet for fiscal years 2002 and 2003.

Colombian banking regulations

COLOMBIAN BANKING REGULATORS

Pursuant to Colombia’s Constitution, Congress has the power to prescribe the general framework within which the Government may regulate the financial system. The governmental agencies vested with the authority to regulate the financial system are the Board of Directors of the Central Bank, the Ministry of Finance and Public Credit (“Ministry of Finance”) and the Superintendency of Finance.

Central Bank

The Central Bank exercises the customary functions of a central bank, including price stabilization, monetary policy, regulation of currency circulation, regulation of credit, exchange rate monitoring and management of international reserves. Its board of directors is the regulatory authority for monetary, currency exchange and credit policies, and is responsible for the direction of the Central Bank’s duties. The Central Bank also acts as lender of last resort to financial institutions.

Ministry of Finance and Public Credit

One of the functions of the Ministry of Finance is to regulate all aspects of finance and insurance activities.

As part of its duties, the Ministry of Finance issues decrees relating to financial matters that may affect banking operations in Colombia.

Superintendency of Finance

The SFC is the authority responsible for supervising and regulating financial institutions, including commercial banks such as BC, finance corporations, commercial finance companies, financial services companies and insurance companies. The SFC has broad discretionary powers to supervise financial institutions, including the authority to impose fines upon the institutions themselves, their directors and officers for violations of applicable regulations. The SFC can also conduct on-site inspections of Colombian financial institutions.

The SFC is also responsible for monitoring, and regulating the market for publicly traded securities in Colombia and for monitoring and supervising securities market participants, including the Colombian Stock Exchange, brokers, dealers, mutual funds, and issuers.

Financial institutions must obtain the prior authorization of the SFC before commencing operations.

REGULATORY FRAMEWORK FOR COLOMBIAN BANKING INSTITUTIONS

The basic regulatory framework of the Colombian financial sector is set forth in Decree 663 of 1993, modified among others, by Law 510 of 1999, Law 546 of 1999, Law 795 of 2003 and Law 964 of 2005. Laws 510 and 795 substantially amended the powers of the SFC to control, regulate and supervise financial institutions. Law 510 also streamlined the procedures for the Fondo de Garantías de Instituciones Financieras (“Fogafin”), the agency that insures deposits in financial institutions and provides credit and support to troubled financial institutions. The main purpose of Law 510 was to improve the solvency standards and stability of Colombia’s financial institutions, by providing rules for their incorporation, and regulating permitted investments of credit institutions, insurance companies and investment companies.

Law 546 of 1999 was enacted to regulate the system of long-term home loans. Afterwards, Law 795 was enacted to broaden the scope of activities that financial institutions can engage in, update

Colombian banking regulations

regulations with the latest principles of the Basel Committee and increase the minimum capital requirements in order to incorporate a financial institution (for more information see “Minimum Capital Requirements” below). Law 795 further provided authority to the SFC to take precautionary measures, consisting mainly in preventive interventions with respect to financial institutions whose capital falls below certain thresholds. For example, in order to avoid a temporary take-over by the SFC, such financial institutions must submit to the SFC a restructuring program to restore their financial situation.

The SFC has authority to implement applicable regulations and, accordingly, issues from time to time administrative resolutions and circulars. By means of External Circular 007 of 1996 (as amended), the Superintendency of Banking (now SFC) compiled the rules and regulations applicable to financial institutions. Likewise, by means of External Circular 100 of 1995, (the “Basic Accounting Circular”), it compiled all regulations applicable to the accounting rules and regulations.

KEY INTEREST RATES

Colombian commercial banks, finance corporations and commercial finance companies are required to provide the Central Bank with, on a weekly basis, data regarding the total volume (in pesos) of certificates of deposit issued during the prior week and the average interest rates paid for certificates of deposit with maturities of 90 days. Based on such reports, the Central Bank computes the Tasa de Captaciones de Corporaciones Financieras (“TCC”) and the Depósitos a Término Fijo (“DTF”) rates, which are published at the beginning of the following week for use in calculating interest rates payable by financial institutions. The TCC is the weighted average interest rate paid by finance corporations for deposit with maturities of 90 days. The DTF is the weighted average interest rate paid by finance corporations, commercial banks and commercial finance companies for certificates of deposit with maturities of 90 days. For the week of March 26-30, 2007, the DTF was 7.60% and the TCC was 6.50%.

CAPITAL ADEQUACY REQUIREMENTS

Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 1720 of 2001, as amended) are based on the Basel Committee standards. The regulations establish four categories of assets, which are each assigned different risk weights, and require that a credit institution’s Technical Capital (as defined below) be at least 9% of that institution’s total risk-weighted assets.

Technical Capital for the purposes of the regulations consists of basic capital (“Primary Capital”) and additional capital (“Secondary Capital”) (collectively, “Technical Capital”). Primary Capital consists mainly of:

➢	paid-in capital stock;

➢	legal and other reserves;

➢	profits retained from prior fiscal years;

➢	the total value of the revaluation of equity account (revalorizacion del patrimonio) (if positive) and of the foreign currency translation adjustment account (ajuste por conversion de estados financieros);

➢	current fiscal year profits in a proportion equal to the percentage of prior fiscal year profits that were capitalized, or allocated to increase the legal reserve, or all profits that must be used to cover accrued losses;

➢	any representative shares held as a guarantee by the Fogafin when the entity is in compliance with a recovery program aimed at bringing the Bank back into compliance with capital adequacy

Colombian banking regulations

requirements (if the SFC establishes that such recovery program has failed, these shares shall not be computed);

➢	subordinated bonds issued by financial institutions and subscribed by Fogafin when they comply with the requirements stated in the regulations;

These bonds may only be computed as part of the Primary Capital if:

➢	in the corresponding prospectus it is irrevocably stated that the payment is subordinated to the payment of the Senior External Debt;

➢	the bonds are issued for terms of no less than 5 years;

➢	they were subscribed prior to December 31, 2002;

➢	the part of the surplus capital account from donations that complies with the requirements set forth in the applicable regulation;

➢	the value of dividend declared to be paid in shares; and

➢	the value of the minority interests account, as determined when consolidating financial results.

Items deducted from Primary Capital are:

➢	any prior or current period losses;

➢	the total value of the capital revaluation account (if negative);

➢	accumulated inflation adjustment on non-monetary assets (provided that the respective assets have not been transferred);

➢	investments in shares, mandatory convertible bonds, subordinated bonds that may be convertible into shares or subordinated debt instruments issued by entities (excluding subsidiaries) subject to the supervision of the SFC excluding appraisals and investments in Finagro credit establishments and investments undertaken pursuant to article 63 of Decree 663 of 1993, subject to the conditions set forth in the regulation; and

➢	investments in shares, mandatory convertible bonds, subordinated bonds that may be convertible into shares or subordinated debt instruments issued by foreign financial institutions where the investor directly or indirectly holds at least 20% of the capital of said institution (excluding subsidiaries). This amount includes foreign currency translation and excludes appraisals.

Secondary Capital consists of other reserves and retained earnings, which are added to the Primary Capital in order to establish the total Technical Capital. Secondary Capital includes:

➢	50% of the accumulated inflation adjustment of non-monetary assets (provided that such assets have not been disposed of);

➢	50% of asset reappraisal (excluding revaluations of foreclosed assets or assets received as payment of credits);

➢	mandatory convertible bonds effectively subscribed and paid, with maturities of up to 5 years, (provided that the terms and conditions of their issuance were approved by the SFC and subject to the conditions set forth by the SFC);

➢	subordinated bonds (such as the notes) as long as said obligations do not exceed 50% of Primary Capital, and comply with additional requirements stated in the regulations;

➢	the part of the surplus capital account from donations that complies with the requirements set forth in the applicable regulation; and

➢	general allowances made in accordance with the instructions issued by the SFC.

Colombian banking regulations

The following items are deducted from Secondary Capital:

➢	50% of the direct or indirect capital investments (in entities subject to the supervision of the Superintendency of Finance excluding subsidiaries) and mandatory convertible bonds reappraisal, that complies with the requirements set fort in the applicable regulation;

➢	50% of the direct or indirect capital investments (excluding subsidiaries) and mandatory convertible bonds reappraisal, of foreign financial entities with respect to which the bank’s share is or exceeds 20% of the entity’s subscribed capital; and

➢	the value of the devaluation of equity investments with low exchange volume or which are unquoted.

In computing Technical Capital, Secondary Capital may not exceed (but may be less than) the total amount of Primary Capital.

Liquidity risks and market risks are currently governed by the Basic Accounting Circular, issued by the former Superintendency of Banking (now SFC), which defines criteria and procedures for measuring a bank’s exposure to interest rate risk, foreign exchange risk, and market risk. Under such regulations, banks must send to the Superintendence of Finance information on the net present value, duration, and interest rate of its assets, liabilities, and derivative positions. Since January 2002, Colombian banks have also been required to calculate, for each position on the balance sheet, a volatility rate and a parametric VaR (value at risk), which is calculated based on net present value, modified duration and a risk factor computed in terms of a basis points change. Each risk factor is calculated and provided by the Superintendence of Finance.

The SFC, in its External Circular 037 of 2004, provided that financial institutions must maintain a ratio between its Technical Capital and credit/market risk-weighted assets of more than 9%.

A bank’s loan portfolio, net of provisions, is 100% weighted as risk-weighted assets. By measuring credit risk, the provisions corresponding to each of a bank’s operations is duly determined. For this purpose, different levels of risk are set up, and different ratings are awarded (A, B, C, D and E) to the different credit operations showing the gradual increase in risk. Each of these ratings have a minimum provision level, as established by the Superintendence of Finance in Chapter II of the Basic Accounting Circular.

MINIMUM CAPITAL REQUIREMENTS

The minimum capital requirement for banks on an unconsolidated basis is established in article 80 of Decree 633 of 1993, as amended. The minimum capital requirement for 2007 is Ps 62,069 million. Failure to meet such requirement can result in a fine by the SFC in an amount equivalent to 3.5% of the difference between the required minimum capital and the bank’s effective capital for each month in arrears.

Capital Investment Limit

All investments in subsidiaries and other authorized capital investments, other than those made in order to abide by legal requirements, may not exceed 100% of the total aggregate of capital, equity reserves and the equity re-adjustment account of the respective bank, financial corporation or commercial finance company, excluding unadjusted fixed assets and including deductions for accumulated losses.

FOREIGN CURRENCY POSITION REQUIREMENTS

According to External Resolution 5 of 2005 issued by the board of directors of the Central Bank, a financial institution’s foreign currency position (posicion propia en moneda extranjera) is the difference

Colombian banking regulations

between such institution’s foreign currency-denominated assets and liabilities (including any off-balance sheet items), made or contingent, including those that may be sold in Colombian legal currency.

Resolution 5 of 2005 of the board of directors of the Central Bank provides that the average of a bank’s foreign currency position for 3 business days cannot exceed the equivalent in Colombian pesos of 20% of the bank’s Technical Capital. Currency exchange intermediaries are permitted to hold a three business day’s average negative foreign currency position not exceeding the equivalent in foreign currency of 5% of its Technical Capital (with penalties being payable after the first business day).

Resolution 5 of 2005 also defines foreign currency position in cash (posicion propia de contado en moneda extranjera) as the difference between all foreign currency-denominated assets and liabilities. A bank’s three business days average foreign currency position in cash can not exceed 50% of the bank’s Technical Capital. In accordance with Resolution 5 of 2005, the three day average shall be calculated on a daily basis and the foreign currency position in cash cannot be negative.

On May 6, 2007, the board of directors of Central Bank issued Resolution 4 of 2007. However, this resolution did not change any of the above described requirements.

RESERVE REQUIREMENTS

Commercial banks are required by the Central Bank to satisfy reserve requirements with respect to deposits. Such reserves are held by the Central Bank in the form of cash deposits and their required amounts vary.

According to Central Bank’s Resolution 19 of 2000 and Resolution 3 of 2007, the reserve requirements for Colombian banks as of May 7, 2007, are:

Reserve requirement(%)

Private demand deposits	27
Government demand deposits	27
Other deposits and liabilities	27
Savings deposits	12.5
Time deposits(1)	0-5

(1)	5% for deposit with maturities under 540 days, and 0% for deposits with maturities above 540 days.

FOREIGN CURRENCY LOANS

The board of directors of the Central Bank requires every Colombian resident and institution borrowing under foreign currency loans, regardless of the term or conditions of the loan, to post with the Central Bank a non-interest bearing deposit for a percentage of the respective indebtedness and during a term specified by the Central Bank’s board of directors. According to External Resolution 2 of 2007, the deposit is required to be 40% of the amount received from any such borrowings, which must be converted into pesos using the representative market rate for the date in which the deposit will be made. Such deposit is non-interest bearing and has a term of 6 months. The receipt whereby the deposit is evidenced is not negotiable.

External Resolution 8 of 2000, which contains the principal foreign exchange regulations applicable in Colombia, sets forth exemptions to the obligation of posting the deposit mentioned in the previous paragraph. Among such exceptions, pursuant to article 59 of such External Resolution, banks that obtain financing in a foreign currency from foreign financial entities or intermediaries acting in the

Colombian banking regulations

foreign exchange market or through the issuance of securities and subsequently lend such borrowings in a foreign currency for a term not exceeding the original term of such financing are exempted from the deposit requirement.

NON-PERFORMING LOAN ALLOWANCE

The SFC maintains guidelines on non-performing loan allowances for financial institutions. (See Form 20 F—Item 4. Information on the Company—E. Selected Statistical Information—E.4. Summary of Loan Loss Experience—Allowance for Loan Losses).

LENDING ACTIVITIES

Through the issuance of Decrees 2360 and 2653 of 1993, as amended, the Government set the maximum amounts that a financial institution may lend to a single borrower (including for this purpose all related fees, expenses and charges). These maximum amounts may not exceed 10% of a commercial bank’s Technical Capital. The limit is raised to 25% when amounts lent above 5% of Technical Capital are secured by guarantees that comply with the financial institutions’ guidelines, in accordance with the requirements set forth in Decrees 2360 and 2653. Also, according to Decree 1886 of 1994, a bank may not make loans to any shareholder that holds directly more than 10% of its capital stock, for one year after such shareholder reaches the 10% threshold. In no event may a loan to a shareholder holding directly or indirectly 20% or more of the Bank’s capital stock exceed 20% of the Bank’s Technical Capital. In addition, no loan to a single financial institution may exceed 30% of the Bank’s Technical Capital, with the exception of loans funded by Colombian development banks which are not subject to such limit.

Also, Decree 2360 set a maximum limit for risk concentrated in one single party, equivalent to 30% of the Bank’s Technical Capital, the calculation of which includes loans, leasing operations and equity and debt investments.

The Central Bank also has the authority to establish maximum limits on the interest rates that commercial banks and other financial institutions may charge on loans. However, interest rates must also be consistent with market terms with a maximum limit established by the SFC.

OWNERSHIP RESTRICTIONS

The Bank is organized as a stock company (sociedad anónima). Its corporate existence is subject to the rules applicable to commercial companies, principally the Colombian Commerce Code. The Colombian Commerce Code requires stock companies (such as the Bank) to have at least five shareholders at all times and provides that no single shareholder may own 95% or more of the Bank’s subscribed capital stock. Article 262 of the Colombian Commerce Code prohibits the Bank’s Subsidiaries from acquiring the stock of the Bank.

Pursuant to Decree 663 of 1993 (as amended by Law 795 of 2003), any transaction resulting in an individual or corporation holding 10% or more of any class of capital stock of any Colombian financial institution, including, in the case of BC, transactions resulting in holding ADRs representing 10% or more of the outstanding stock of BC, is subject to the prior authorization of the SFC. For that purpose, the SFC must evaluate the proposed transaction based on the criteria and guidelines specified in Law 510 of 1999, as amended by Law 795 of 2003. Transactions entered into without the prior approval of the SFC are null and void and cannot be recorded in the institution’s stock ledger. These restrictions apply equally to national as well as foreign investors.

Colombian banking regulations

BANKRUPTCY CONSIDERATIONS

Pursuant to Colombian Banking Law, the SFC has the power to intervene the operations of a bank in order to prevent it from, or to control and reduce the effects of, a bank failure. Accordingly, the SFC may intervene in a bank’s business, (1) prior to the liquidation of the bank, by taking one of the following precautionary measures (medidas cautelares) in order to prevent the bank from incurring in a cause for the taking of possession by the SFC (i) submit the bank to a special supervision regime (a “Special Supervision”), (ii) issue a mandatory order to recapitalize the bank, (iii) place the bank under the management of another authorized financial institution, acting as trustee; (iv) order the transfer of all or part of the assets, liabilities and contracts, as well as certain commercial establishments (establecimientos de comercio) of the bank to another financial institution ; (v) order the bank to merge with one or more financial institutions that consent to the merger, whether by creating a new institution or by having another institution absorb the bank; (vi) order the adoption of a recovery plan by the bank, including adequate measures to reestablish its financial situation, pursuant to guidelines approved by the government; (vii) order the exclusion of certain assets and liabilities by requiring the transfer of such assets and liabilities to another institution designated by the SFC; and (viii) order the progressive unwinding (desmonte progresivo) of the operations of the bank; or (2) take possession of the bank (toma de posesión) (“Taking of Possession”), to either administer the bank or order its liquidation, depending on how critical the situation is found to be by the SFC.

The Taking of Possession may occur upon certain events, including: (i) suspension of payments; (ii) failure to pay deposits; (iii) refusal to submit its files, accounts and supporting documentation to the inspection of the Superintendence; (iv) repeated failure to comply with orders and instructions from the Superintendence; (v) repeated violation of applicable laws and regulations or of the bank’s by-laws; (vi) unauthorized or insecure management of the bank’s affairs; (vii) reduction of the bank’s net worth below 50% of its subscribed capital, (viii) reduction of the technical net worth of the bank (patrimonio técnico) below 40% of the minimum required under Colombian law, and (ix) failure to comply with the minimum capital requirements set forth in the Colombian Financial Statute.

The SFC may decide to order the Taking of Possession subject to the prior opinion of its advisory council (consejo asesor del Superintendente) and with the prior approval of the Ministery of Finance.

The purpose of Taking of Possession of a bank is to decide whether the entity should be liquidated, whether it is possible to place it in a position to continue doing business in the ordinary course, or whether other measures may be adopted to secure better conditions so that depositors, creditors and investors may obtain the full or partial payment of their credits.

Within two months from the date when the SFC takes possession of a bank, the SFC must decide which of the aforementioned measures is to be pursued. The said decision is subject to the prior favorable opinion of the Fogafin which is the government agency that insures deposits made in Colombian financial institutions. The said two month term may be extended with the prior consent of Fogafin.

Upon taking possession of a bank, depending on the financial situation of the bank and the reasons that gave rise to such measure, the SFC may (but is not required to) order the bank to suspend payments to its creditors. The SFC has the power to determine that such suspension will affect generally all of the obligations of the bank, or only certain types of obligations or even obligations up to or in excess of a specified amount.

As a result of the Taking of Possession the SFC must appoint as special agent the person or entity designated by Fogafin to administer the affairs of the bank while such process lasts and until it is decided whether to liquidate the bank.

Colombian banking regulations

As part of its duties during the Taking of Possession, Fogafin must provide to the SFC the plan to be followed by the special agent in order to meet the goals set for the fulfillment of the measures that may have been adopted. If the underlying problems that gave rise to the Taking of Possession of the bank are not resolved within a term not to exceed two years, the SFC must order the liquidation of the bank.

During the Taking of Posession (which period ends when the liquidation process begins), Colombian Banking Laws prevent any creditor of the bank from: (i) initiating any procedure for the collection of any amount owed by the bank, (ii) enforcing any judicial decision rendered against the bank to secure payment of any of its obligations, (iii) constituting a lien or attachment over any of the assets of the bank to secure payment of any of its obligations, or (iv) making any payment, advance or compensation or assume any obligation on behalf of the bank, with the funds or assets that may belong to it and are held by third parties, except for payments that are made by way of set-off between regulated entities of the Colombian financial and insurance systems.

In the event that the bank is liquidated, the SFC must, among other measures, provide that all term obligations owed by the bank are due and payable as of the date when the order to liquidate becomes effective.

During the liquidation process, claims of creditors rank as follows: (i) amounts owed to employees and former employees for salaries, benefits, indemnities and pensions, (ii) bank deposits and other types of saving instruments, (iii) taxes, (iv) all other credits, except subordinated credits, and (v) subordinated credits. Each category of creditors will collect in the order indicated above, whereby distributions in one category will be subject to completing full distribution in the prior category.

Colombian banks and other financial institutions are not subject to the laws and regulations that govern generally the insolvency, restructuring and liquidation of industrial and commercial companies.

DEPOSIT INSURANCE—TROUBLED FINANCIAL INSTITUTIONS

In response to the crisis faced by the Colombian financial system during the early 1980s, in 1985 the Government created Fogafin. Subject to specific limitations, Fogafin is authorized to provide equity (whether or not reducing the par value of the recipient’s shares) and/or secured credits to troubled financial institutions, and to insure deposits of commercial banks and certain other financial institutions.

To protect the customers of commercial banks and certain financial institutions, Resolution No. 1 of 1988 of the board of directors of Fogafin, as amended, requires mandatory deposit insurance. Under this Resolution No. 1, banks must pay an annual premium of 0.5% of total funds received on saving accounts, checking accounts and certificates of deposit. If a bank is liquidated, the deposit insurance will cover 75% of all funds deposited by an individual or corporation with such bank, up to a maximum of Ps 20 million. Thus, the maximum amount that a customer of a liquidated financial institution is entitled to recover under deposit insurance is Ps 15 million.

ANTI-MONEY LAUNDERING PROVISIONS

The regulatory framework to prevent and control money laundering is contained, among other regulations, in Decree 663 of 1993, External Circulars 025 of 2003, 034 of 2004, 040 of 2004, 04 of 2006 and regulation 022 of 2007 issued by the SFC, as well as by Law 599 of 2000 as amended (Colombian Criminal Code).

Colombian banking regulations

The External Circulars issued by the SFC regulate anti-money laundering issues for financial institutions. They adopt the latest guidelines related to anti-money laundering and other terrorist activities established by the Financial Action Task Force on Money Laundering (“FATF”). Colombia, as a member of the GAFI-SUD (a FATF style regional body) follows all of FATF’s forty recommendations and eight special recommendations. These rules emphasize “know your customer” policies, as well as complete knowledge by financial institutions of their users and markets. They also establish processes and parameters to identify and monitor a financial institution’s customers. According to these regulations, financial institutions must cooperate with the appropriate authorities to prevent and control money laundering and terrorism.

Description of the notes

As used below in this “Description of the notes” section, the “Bank” means Bancolombia S.A., a sociedad anónima organized and existing under the laws of Colombia, and its successors, but not any of its subsidiaries. The Bank will issue the notes described in this prospectus supplement under an indenture (the “Indenture”) to be executed between the Bank and The Bank of New York, as trustee (the “Trustee”). The terms of the notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Bank at its address set forth elsewhere in this prospectus supplement.

The following is a summary of the material terms and provisions of the notes. The following summary does not purport to be a complete description of the notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

The notes are being issued by the Bank as Subordinated notes due 2017 under the laws of Colombia (as debt instruments regulated by Article 7(d) of Decree 1720 of 2001, as amended by Decree 2061 of 2004). The notes are not treated under the banking laws and regulations of Colombia as bank deposits, and the noteholders are not required to open accounts with the Bank. Noteholders will not have recourse to deposit insurance or any other protections afforded to depositors in financial institutions under the laws of any jurisdiction. The notes are treated under Colombian and New York law as debt instruments.

According to Colombian Banking Laws, banks are permitted to issue subordinated debt, including the notes, and to include the outstanding aggregate principal amount of such subordinated debt as a component of Regulatory Capital—Tier Two Capital. Regulatory Capital is comprised of Tier One Capital, which consists of different elements, such as Capital Stock and capital reserves, and Tier Two Capital, which provides for subordinated debt, such as the notes. However, commencing on the fifth anniversary prior to the final maturity date, the amount of subordinated debt that will be eligible to be included in Regulatory Capital—Tier Two Capital will decrease by 20% of the aggregate outstanding amount of such subordinated debt on an annual basis. As a result, after May 25, 2012, the outstanding aggregate principal amount of the notes that will qualify as Regulatory Capital—Tier Two Capital will decrease by 20% annually. See “Colombian banking regulations.”

PRINCIPAL, MATURITY AND INTEREST

The notes will mature on May 25, 2017. The notes will bear interest at the rate shown on the cover page of this prospectus supplement, payable on May 25 and November 25 of each year (each, an “interest payment date”), commencing on November 25, 2007, to Holders of record at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or maturity date would otherwise be a day that is not a Business Day, the related payment of the principal and interest will be made on the next succeeding Business Day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the next period from and after the interest payment date or the maturity date, as the case may be, to the next succeeding Business Day.

The notes will be issued in registered form, without coupons, and in minimum denominations of US$2,000 and integral multiples of US$1,000. Each book-entry note will be represented by one or more global notes registered in the name of The Depository Trust Company, which is referred to in this prospectus supplement as “DTC” or the “depositary,” or its nominee. Beneficial interests in the global

Description of the notes

notes will be shown on, and transfers thereof will be effected only through, records maintained by the DTC and its participants. See “—Book-Entry, Delivery and Form of Securities.”

An aggregate principal amount of notes equal to US$400,000,000 is being issued in this offering. The Bank may issue additional notes having identical terms and conditions to the notes being issued in this offering (the “Additional Notes”). Any Additional Notes will be part of the same issue as the notes being issued in this offering and will be treated as one class with the notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. Pursuant to the Indenture, no Additional Notes may be issued unless the Bank delivers to the Trustee an opinion of counsel to the effect that such Additional Notes will be fungible with, and will constitute a single issue with, the notes being issued in this offering for U.S. federal income tax purposes. For purposes of this “Description of the notes,” references to the notes include Additional Notes, if any.

ADDITIONAL AMOUNTS

All payments made by the Bank under or with respect to the notes will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority in any jurisdiction in which the Bank is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless the Bank is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Bank is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction, from any payment made under or with respect to the notes, the Bank will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of notes (including Additional Amounts) after such withholding or deduction will equal the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax that would not have been imposed, payable or due:

(1)  but for the existence of any present or former connection between the Holder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the notes or enforcement of rights thereunder or the receipt of payments in respect thereof;

(2)  but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice, provided, however, that the Bank has delivered a request to the Holder to comply with such requirements at least 30 days prior to the date by which such compliance is required; or

(3)  if the presentation of notes (where presentation is required) for payment has occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later.

In addition, Additional Amounts will not be payable if the beneficial owner of, or person ultimately entitled to obtain an interest in, such notes had been the Holder of the notes and such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clause (1), (2) or (3) above. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from payments of, or in respect of principal of, or any interest on, the notes.

Whenever in the Indenture or in this “Description of the notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under or with respect to any of the notes, such mention shall be deemed to

Description of the notes

include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Upon request, the Bank will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.

The Bank will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction other than a jurisdiction in which the Bank is organized or is otherwise resident for tax purposes, the United States of America or any jurisdiction in which a paying agent is located, but not excluding those resulting from, or required to be paid in connection with, the enforcement of the notes or any other such document or instrument following the occurrence of any Event of Default with respect to the notes.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a Holder has given wire transfer instructions to the Bank, copying the Trustee, at least ten Business Days prior to the applicable payment date, the Trustee will make all payments on such Holder’s notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the notes within the City and State of New York unless the Bank elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

SUBORDINATION OF NOTES

The payment of all Obligations on or relating to the notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations due in respect of Senior External Debt of the Bank, whether outstanding on the Issue Date or incurred after that date and will be senior only to all classes of the Bank’s Capital Stock and to any other instrument that may qualify as Regulatory Capital—Tier One Capital for purposes of Colombian Banking Laws, if any, and which is expressly or effectively subordinated to the notes. The notes will rank equally with all other unsecured and subordinated Indebtedness of the Bank, if any, other than subordinated Indebtedness which, under its terms, is designated as junior to the notes. Pursuant to Colombian Banking Laws, the notes will constitute “subordinated bonds” (bonos subordinados).

The holders of Senior External Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior External Debt before the Holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the notes in the event of any distribution to creditors of the Bank:

➢	in a total or partial liquidation, dissolution or winding up of the Bank;

➢	in the event that the Superintendency of Finance takes possession of the Bank and determines to liquidate the Bank;

➢	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Bank or its assets;

➢	in an assignment for the benefit of creditors; or

➢	in any marshalling of the Bank’s assets and liabilities.

Description of the notes

As a result of the subordination provisions described above in the event of a bankruptcy, the taking of possession of the Bank by the Superintendency of Finance and liquidation or reorganization of the Bank, the notes will be senior only to the Bank’s capital stock, and accordingly, Holders of the notes may recover less ratably than creditors of the Bank who are holders of Senior External Debt.

OPTIONAL REDEMPTION

The notes may not be redeemed prior to the maturity date.

CERTAIN COVENANTS

The Indenture will contain, among others, the following covenants:

Mergers, Consolidations, Etc.

The Bank will not consolidate with or merge into, or sell, lease, convey or transfer, in one transaction or a series of transactions, all or substantially all of the Bank’s properties and assets to any person, unless:

(1)  the surviving entity, if other than the Bank, is organized and existing under the laws of Colombia or the United States and assumes all of the Obligations under the notes and the Indenture and

(2)  the Bank, or the surviving entity, as the case may be, is not immediately after such transaction in Default under the notes and the Indenture.

Maintenance of Office or Agent for Service of Process

The Bank shall maintain an office or agent for service of process in the Borough of Manhattan, The City of New York, where notices to and demands upon the Bank in respect of the notes and the Indenture may be served. Initially this agent will be CT Corporation System, and the Bank will agree not to change the designation of such agent without prior notice to the Trustee and designation of a replacement agent in the Borough of Manhattan, The City of New York.

Provision of Financial Statements and Reports

At all times when the Bank is required to file any financial statements or reports with the SEC, the Bank shall use its best efforts to file all required statements or reports in a timely manner in accordance with the rules and regulations of the SEC. In addition, at any time when the Bank is not subject to or is not current in its reporting obligations under Section 13 or Sections 15(d) of the Exchange Act or is not included on the SEC’s list of foreign private issuers that claim exemption from the registration requirements of the Section 12(g) of the Exchange Act pursuant to Rule 12g3-2(b) thereunder and any note remain outstanding, the Bank will make available, upon request, to any Holder or any prospective purchaser of the notes, who so request in writing, substantially the same financial and other information that we would be required to include and file in an annual report on Form 20-F and reports on Form 6-K.

For so long as any notes are listed on the New York Stock Exchange, we will notify the New York Stock Exchange of the Event of Default and, prior to publication of notice of the event of default in New York, submit a draft of the notice to the New York Stock Exchange.

Description of the notes

Further Actions

The Bank will, at its own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the Trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order to (i) enable the Bank to lawfully enter into, exercise its rights and perform and comply with its obligations under the Indenture and the notes, as the case may be, (ii) ensure that its obligations under the Indenture and the notes are legally binding and enforceable, (iii) make the Indenture and the notes admissible in evidence in the courts of the State of New York and Colombia and (iv) preserve the enforceability of, and maintain the Trustee’s rights under, the Indenture and (v) respond to any reasonable requests received from the Trustee to enable the Trustee to facilitate the Trustee’s exercise of its rights and performance of its obligations under the Indenture and the notes, including exercising and enforcing its rights under and carrying out the terms, provisions and purposes of the Indenture and the notes.

Events of Default

Each of the following is an “Event of Default”:

(1)  failure by the Bank to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2)  failure by the Bank to pay the principal on any of the notes when it becomes due and payable, whether at stated maturity or otherwise and the continuance of any such failure for seven days;

(3)  the Bank pursuant to or within the meaning of any Bankruptcy Law:

(a)  commences a voluntary case,

(b)  consents to the entry of an order for relief against it in an involuntary case,

(c)  consents to the appointment of a Custodian of it or for all or substantially all of its assets,

(d)  makes a general assignment for the benefit of its creditors; or

(e)  a governmental intervention is declared with respect to the Bank; or

(4)  a court of competent jurisdiction or relevant entity enters an order or decree under any Bankruptcy Law that:

(a)  is for relief against the Bank as debtor in an involuntary case,

(b)  appoints a Custodian of the Bank or a Custodian for all or substantially all of the assets of the Bank, or

(c)  orders the liquidation of the Bank,

and the order or decree remains unstayed and in effect for 60 days.

If the Bank fails to make payment of principal of or interest or Additional Amounts, if any, on the notes (and, in the case of payment of principal, such failure to pay continues for seven days or, in the case of payment of interest or Additional Amounts, such failure to pay continues for 30 days), each Holder of the notes has the right to demand and collect under the Indenture and the Bank will pay to the Holders of the notes the applicable amount of such due and payable principal, accrued interest and Additional Amounts, if any, on the notes; provided, however, that to the extent that the Superintendency of Finance has taken possession of the Bank in order to administer it or to liquidate it, under the

Description of the notes

Bankruptcy Law the Holders of the notes would not be able to commence proceedings to collect amounts owed. There is no right of acceleration in the case of a default in any payment on the notes (whether when due or otherwise) or the performance of any of the Bank’s other obligations under the Indenture or the notes. Notwithstanding the immediately preceding sentence, the Holders of the notes shall have the right to accelerate the payments due under the notes during the occurrence of an Event of a Default; provided that there shall have been a change, amendment or modification to the Colombian Banking Laws that would permit such right without disqualifying the notes from Regulatory Capital—Tier Two Capital status and the Holders exercise such right in accordance with applicable Colombian Banking Law. Subject to the subordination provisions of the notes, if any Event of Default occurs and is continuing, the Trustee may pursue any available remedy (excluding acceleration, except as provided herein) to collect the payment of principal and interest on the notes or to enforce the performance of any provision under the Indenture.

See “Risk factors—Risks relating to the notes—Holders of notes will not have the right to accelerate the notes.”

SATISFACTION AND DISCHARGE

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled) as to all outstanding notes when either:

(1)  all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)  (a)  all notes not delivered to the Trustee for cancellation otherwise have become due and payable and the Bank has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation,

(b)  the Bank has paid all sums payable by it under the Indenture,

(c)  the Bank has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity, and

(d)  the Holders have a valid, perfected, exclusive security interest in this trust.

In addition, the Bank must deliver an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

TRANSFER AND EXCHANGE

A Holder will be able to register the transfer of or exchange notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Bank, the Registrar is not required to register the transfer or exchange of a note between a record date and the next succeeding interest payment date.

The notes will be issued in registered form and the registered Holder will be treated as the owner of such note for all purposes.

Description of the notes

PURCHASE OF NOTES

The Bank may at anytime purchase notes at any price in the open market, in privately negotiated transactions or otherwise. Notes so purchased by the Bank may be held, resold in accordance with the Securities Act of 1933, as amended, or any exemption therefrom, or surrendered to the Trustee for cancellation.

AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture or the notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of at least a majority in aggregate principal amount of the notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of a majority in aggregate principal amount of the notes then outstanding; provided, that without the consent of each Holder affected, no amendment or waiver may:

(1)  reduce, or change the maturity, of the principal of any note;

(2)  reduce the rate of or extend the time for payment of interest on any note;

(3)  make any note payable in money or currency other than that stated in the notes;

(4)  modify or change the related definitions affecting the subordination of the notes or any provision of the Indenture (including the covenants in the Indenture) in a manner that adversely affects the Holders;

(5)  reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the notes;

(6)  impair the rights of Holders to receive payments of principal of or interest on the notes; or

(7)  make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Bank and the Trustee may amend the Indenture or the notes without the consent of any Holder to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Bank’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “—Certain Covenants—Mergers, Consolidations, Etc.,” to make any change that does not adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Bank will have any liability for any obligations of the Bank under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Description of the notes

CONCERNING THE TRUSTEE

The Bank of New York is the Trustee under the Indenture and has been appointed by the Bank as Registrar and Paying Agent with regard to the notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Bank, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

UNCLAIMED AMOUNTS

Any money deposited with the Trustee or paying agent or held by the Bank, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two years after such amount becomes due and payable shall be paid to the Bank or its requestor or, if held by the Bank, shall be discharged from such trust. The Holder of the notes will look only to the Bank for payment thereof, and all liability of the Trustee, paying agent or of the Bank shall thereupon cease. However, the Trustee or paying agent may at the expense of the Bank cause to be published once in a newspaper in each place of payment, or to be mailed to Holders of notes, or both, notice that the money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to the Bank.

NO SINKING FUND

The notes will not be entitled to the benefit of a sinking fund.

LISTING

Application has been made to list the notes on the New York Stock Exchange. Trading of the notes on the New York Stock Exchange is expected to commence within days after they are first issued. Prior to this offering there has been no trading market for the notes.

GOVERNING LAW

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, except that the authorization and execution of such documentation by the Bank will be governed by the laws of Colombia.

CURRENCY RATE INDEMNITY

The Bank has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency other than U.S. dollars, the Bank will indemnify the relevant Holder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the

Description of the notes

purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Bank’s other obligations under the Indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Indenture or the notes.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Bankruptcy Law” means the provisions of the Financial Statute concerning bankruptcy of financial entities and any other Colombian law or regulation regulating the insolvency of financial entities from time to time.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York or Colombia are authorized or required by law to close.

“Capital Stock” means any and all classes of shares a Colombian financial institution is authorized to issue under applicable Colombian laws including, but not limited to, common shares, non-voting preferred shares and privileged shares.

“Colombian GAAP” means generally accepted accounting principles as prescribed by the Superintendency of Finance for banks licensed to operate in Colombia, consistently applied, as in effect on the Issue Date.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Financial Statute” means Decree 663 of 1993 as amended, of the Republic of Colombia.

“Holder” means any registered holder, from time to time, of the notes.

“Indebtedness” means, with respect to any Person, any obligation, for the payment or repayment of money borrowed or otherwise evidenced by debentures, notes, bonds, or similar instruments or any other obligation (including all trade payables and other accounts payable and including payments

Description of the notes

relating to bank deposits) that would appear or be treated as indebtedness upon a balance sheet if such Person prepared it in accordance with Colombian GAAP as applicable to financial institutions.

“interest” means, with respect to the notes, interest on the notes.

“Issue Date” means the date on which the notes are originally issued.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under any Indebtedness.

“Officer” means any of the following of the Bank: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“principal” means, with respect to the notes, the principal of, and premium, if any, on the notes.

“Regulatory Capital” means the patrimonio técnico of banks comprised of Tier One Capital basic capital (patrimonio básico) and Tier Two Capital additional capital (patrimonio adicional) pursuant to Decree 1720 of 2001, as amended, issued by the Ministry of Finance and Public Credit, or any other Colombian law or regulation regulating the patrimonio técnico in effect from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior External Debt” means any external debt of the Bank, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular external debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such external debt shall not be senior in right of payment to the notes. Under Colombian Banking Laws and accounting principles, “external debt” (pasivo externo) means, in the case of the Bank, any and all liabilities to third parties as reflected in the financial statements of the Bank from time to time or any and all liabilities to third parties in the event of liquidation.

“Subsidiary” means, with respect to any Person:

(1)  any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Bank.

“Tax” shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

Description of the notes

“Taxing Authority” shall mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Tier One Capital” means, as of any date of determination, the “Patrimonio Básico” as the same is defined in article 5 of Decree 1720 of 2001, as amended, or any other Colombian law or regulation regulating the Patrimonio Básico in effect from time to time.

“Tier Two Capital” means, as of any date of determination, the “Patrimonio Adicional” as the same is defined in article 7 of Decree 1720 of 2001, as amended, or any other Colombian law or regulation regulating the Patrimonio Adicional in effect from time to time.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§77aaa-77bbbb).

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

The notes will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the notes in minimum denominations of US$2,000 and integral multiples of US$1,000 through its book-entry facilities.

DTC has advised the Bank as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder of outstanding notes represented by such Global Notes under the Indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. Neither the Bank nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Description of the notes

Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Bank and the Trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Bank nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). The Bank believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the Trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (1) the Depositary notifies the Bank in writing that DTC is no longer willing or able to act as a depositary and the Bank is unable to locate a qualified successor within 90 days or (2) the Bank, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related notes.

Neither the Bank nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Bank and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Tax considerations

COLOMBIAN TAX CONSIDERATIONS

The following summary contains a description of the principal Colombian income tax considerations in connection with the purchase, ownership and sale of the notes, but does not purport to be a comprehensive description of all Colombian tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than those of Colombia.

This summary is based on the tax laws of Colombia as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions in Colombia available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of the notes should consult their own tax advisors as to Colombian tax consequences of the purchase, ownership and sale of the notes, including, in particular, the application of the tax considerations discussed below to their particular situations, as well as the application of state, local, foreign or other tax laws.

Article 25 of the Estatuto Tributario (“Colombian Tax Code”) provides that loans obtained abroad by Colombian financial institutions or banks do not generate taxable income in Colombia and will not be considered to be “possessed” in Colombia.

As a result, under current Colombian law, payments of principal and interest on the notes to Holders of the notes who are not resident or domiciled in Colombia are not subject to Colombian income tax, and no income tax will be withheld from payments by us to Holders of the notes not resident or domiciled in Colombia.

In addition, and given that the notes will be deemed to be a loan possessed abroad, gains realized on the sale or other disposition of the notes will not be subject to Colombian income tax or withholdings as long as the holder of the notes is not a Colombian resident for tax purposes or is not domiciled in Colombia.

There are no Colombian transfer, inheritance, gift or succession taxes applicable to the notes, and no taxes will apply unless the beneficiary (in the case of a gift or succession) is a Colombian resident for tax purposes.

The provisions of Colombian law (Articles 124-2 and 408 of the Estatuto Tributario) which make non-deductible all payments made by Colombian payors to beneficiaries incorporated in, located in, or conducting business from, tax havens, unless a 34% (for taxable year 2007) or 33% (for taxable years 2008 et. seq.) withholding tax is applied, are not applicable to the payments made by us under the notes, since such anti-haven regulations exclude all payments corresponding to financial operations registered with the Central Bank. The notes are deemed a financial operation and foreign indebtedness that must be registered with the Colombian Central Bank.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning the notes. It applies only to United States holders (as defined below) who acquire notes in this offering at the offering price and who hold the notes as capital assets for tax purposes. This section does not apply to Holders who are members of a class of Holders subject to special rules, such as:

➢	a dealer in securities or currencies,

➢	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

Tax Considerations

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person that owns notes that are a hedge or that are hedged against interest rate risks,

➢	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

➢	a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

A Holder is a United States holder if such Holder is a beneficial owner of a note and is:

➢	a citizen or resident of the United States,

➢	a domestic corporation,

➢	an estate whose income is subject to United States federal income tax regardless of its source, or

➢	a trust over which a U.S. court can exercise primary supervision and one or more United States persons have the authority to control.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest.  A United States holder will be taxed on interest on a note as ordinary income at the time interest is received or when it accrues, depending on such United States holder’s method of accounting for tax purposes. Interest paid by the Issuer on the notes is income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest paid or accrued in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest paid or accrued in taxable years beginning after December 31, 2006 will, depending on a United States holder’s individual circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Purchase, Sale and Retirement of the notes.  A United States holder’s tax basis in a note generally will be its cost. A United States holder will generally recognize capital gain or loss on the sale or retirement of a note equal to the difference between the amount realized on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, which will be taxable as interest, and such United States holder’s tax basis in the note. Capital gain of a non-corporate United States holder that is

Tax Considerations

recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

UNITED STATES ALIEN HOLDERS

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

➢	a nonresident alien individual,

➢	a foreign corporation, or

➢	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note interest on a note paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless you:

➢	are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

➢	have an office or other fixed place of business in the United States to which the interest is attributable and

-	(1) derive the interest in the active conduct of a banking, financing or similar business within the United States; or
-	(2) in general, you are a corporate holder whose principal business is trading in stocks or securities for your own account.

Purchase, Sale, Retirement and Other Disposition of the Notes.  If you are a United States alien holder of a note, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a note unless:

➢	the gain is effectively connected with your conduct of a trade or business in the United States or

➢	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

BACKUP WITHHOLDING AND INFORMATION REPORTING

If you are a non-corporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

Tax Considerations

➢	the payment of the proceeds from the sale of a note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,

➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

➢	in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

➢	payments of principal and interest made to you outside the United States by the Company or another non-United States payor and

➢	other payments of principal and interest and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

-	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

-	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

-	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

-	you otherwise establish an exemption.

Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,

➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a note effected at a foreign office of a broker will be subject to information reporting if the broker is:

➢	a United States person,

➢	a controlled foreign corporation for United States tax purposes,

➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

Tax Considerations

➢	a foreign partnership, if at any time during its tax year:

-	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

➢	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. The backup withholding rate is 28% through 2010.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes

UBS Securities LLC	US$	200,000,000
J.P. Morgan Securities Inc.		200,000,000

Total	US$	400,000,000

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if the underwriters buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The notes are a new issue of securities with no established trading market. We have applied for listing of the notes on the New York Stock Exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but they are not obligated to do so and may stop their market-making at any time without providing any notice. Liquidity of the trading market for the notes cannot be assured.

The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all of the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the trading price of the notes. In addition, to cover short positions or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular dealer for distributing the notes in the offering if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

In the underwriting agreement, we have agreed (i) to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities; and (ii) that we will not offer or sell any of our debt securities (other than the notes) for a period of 45 days after the date of this prospectus without the prior consent of the underwriters.

We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts, will be approximately US$1,600,000 and are payable by us.

We expect that the delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fourth business day following the date of this prospectus supplement, or “T+4.” Under Rule 15c6-1 of the Exchange Act,

Underwriting

trades in the secondary market generally are required to settle in three business days, or “T+3,” unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisor.

The underwriters and some of their affiliates have engaged in transactions with us for which they have received customary fees and have performed various banking and investment banking and other services for us in the past, and may do so from time to time in the future. An affiliate of UBS Securities LLC is engaged as an advisor to us in connection with our acquisition of Banagricola.

SELLING RESTRICTIONS

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement and the accompanying prospectus come must inform themselves of and observe any of these restrictions.

This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

EEA selling restriction

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive (as defined below) is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus supplement to the public in that relevant member state other than: (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the global coordinator; or (iv) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the notes shall require Bancolombia or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of the notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that relevant member state, and references to the “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of the European Union of November 4, 2003, and includes any relevant implementing measure in each relevant member state.

Underwriting

Austria

Neither this prospectus supplement nor the accompanying prospectus has been or will be approved and/or published pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz) as amended. None of this prospectus supplement, the accompanying prospectus or any other document connected therewith constitutes a prospectus according to the Austrian Capital Markets Act and none of this prospectus supplement, the accompanying prospectus or any other document connected therewith may be distributed, passed on or disclosed to any other person in Austria, save as specifically agreed with the underwriters. No steps may be taken that would constitute a public offering of the notes in Austria and the offering of the notes may not be advertised in Austria. Each underwriter has represented and agreed that it will offer the notes in Austria only in compliance with the provisions of the Austrian Capital Markets Act and all other laws and regulations in Austria applicable to the offer and sale of the notes in Austria.

Belgium

This prospectus supplement and the accompanying prospectus are not intended to constitute a public offer in Belgium and may not be distributed to the public in Belgium. The Belgian Commission for Banking, Finance and Insurance has not reviewed nor approved this prospectus supplement and the accompanying prospectus or commented as to their accuracy or adequacy or recommended or endorsed the purchase of the notes.

Each underwriter has agreed that it will not:

(a)  offer for sale, sell or market in Belgium such notes by means of a public offer within the meaning of the Law of 16 June 2006 on the public offer of investment instruments and the admission to trading of investment instruments on a regulated market; or

(b)  sell notes to any person qualifying as a consumer within the meaning of Article 1.7 of the Belgian law of 14 July 1991 on consumer protection and trade practices unless such sale is made in compliance with this law and its implementing regulation.

France

Each of the underwriters has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus supplement, the accompanying prospectus or any offering material, and that such offers, sales and distributions have been and will be made in France only to (i) providers of investment services relating to portfolio management for the account of third parties, and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, as defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier and with the provisions of the Decree 98-880 of October 1, 1998, all acting for their own account.

Ireland

Each underwriter has represented and agreed that it will not underwrite or place the notes in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.

Underwriting

Italy

The offering of the notes has not been registered pursuant to Italian securities legislation and, accordingly, each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy in a solicitation to the public, and that sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Each of the underwriters has represented and agreed that it will not offer, sell or deliver any notes or distribute copies any document relating to the notes in the Republic of Italy except: (a) to “Professional Investors”, as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa (the “CONSOB”), as amended (“CONSOB Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Italian Financial Act”); or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the notes or any document relating to the notes in the Republic of Italy must be: (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (ii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the notes in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the notes are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the notes were purchased, unless an exemption provided for under the Italian Financial Act applies.

Portugal

Each underwriter has represented and agreed that:

➢	no document, circular, advertisement or any offering material in relation to the notes has been or will be subject to approval by the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários, the “CMVM”);

➢	it has not directly or indirectly taken any action or offered, advertised or sold or delivered and will not directly or indirectly offer, advertise, sell, re-sell, re-offer or deliver any notes in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the notes as an issue or public placement of securities in the Portuguese market;

➢	it has not, directly or indirectly, distributed and will not, directly or indirectly, distribute to the public this prospectus supplement or accompanying prospectus, or any document, circular, advertisements or any offering material;

➢	all offers, sales and distributions of the notes have been and will only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement of notes (oferta particular), all in accordance with the Portuguese Securities Code;

Underwriting

➢	pursuant to the Portuguese Securities Code the private placement in Portugal or to Portuguese residents of notes by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes; and

➢	it will comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations, in any such case that may be applicable to it in respect of any offer or sales of the notes by it in Portugal.

Each underwriter has represented and agreed that it shall comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive regarding the placement of any notes in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, and that such placement shall only be authorised and performed to the extent that there is full compliance with such laws and regulations.

United Kingdom

Each underwriter has represented, warranted and agreed that:

➢	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, the “FSMA”) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to Bancolombia; and

➢	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

The offering and sale of the notes will be made in Switzerland on the basis of a private placement, not as a public offering. The notes will not be listed on the SWX Swiss Exchange. Neither this prospectus supplement nor the accompanying prospectus, therefore, constitutes a prospectus within the meaning of Art. 652a or 1156 of the Swiss Federal Code of Obligations or Arts. 32 et seq. of the Listing Rules of the SWX Swiss Exchange.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and, accordingly, each underwriter has undertaken that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan. For purposes of this paragraph, “resident of Japan” shall have the meaning as defined under the Foreign Exchange and Foreign Trade Law of Japan.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or

Underwriting

which do not constitute an offer to the public within the meaning of that Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance or to any persons in the circumstances referred to in paragraph (ii) above.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of such notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Each of the following relevant persons specified in Section 275 of the Securities and Futures Act which has subscribed or purchased notes, namely a person who is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, should note that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act except: (a) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (b) where no consideration is given for the transfer; or (c) by operation of law.

Cayman Islands

None of the notes may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in the Cayman Islands.

Validity of the notes

The validity of the notes being offered hereby are being passed upon for us by Sullivan & Cromwell LLP, New York, New York. The underwriters have been represented by White & Case LLP, New York, New York.

Matters of Colombian law are being passed upon for us by Gómez-Pinzón Linares Samper Suárez Villamil Abogados S.A., our special Colombian counsel, and for the underwriters by Brigard & Urrutia Abogados, Colombian counsel for the underwriters.

Experts

The financial statements and management’s report on internal control over financial reporting incorporated in this prospectus supplement by reference from the Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Deloitte & Touche Ltda., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CONSIDERED ESSENTIAL IN ORDER TO ALLOW AN ADEQUATE EVALUATION OF THE INVESTMENT BY POTENTIAL INVESTORS. THE PREFERRED SHARES ARE REGISTERED IN THE REGISTRO NACIONAL DE VALORES Y EMISORES (THE COLOMBIAN NATIONAL REGISTRY OF SECURITIES AND ISSUERS OR “RNVE”). THE DEBT SECURITIES WILL BE AUTOMATICALLY REGISTERED IN THE RNVE. SUCH REGISTRATION DOES NOT CONSTITUTE AN OPINION OF THE SUPERINTENDENCIA FINANCIERA DE COLOMBIA (THE COLOMBIAN “SUPERINTENDENCY OF FINANCE” OR “SFC”) WITH RESPECT TO APPROVAL OF THE QUALITY OF SUCH SECURITIES OR OUR SOLVENCY. THE DEBT SECURITIES AND THE ADSs MAY NOT BE PUBLICLY OFFERED OR SOLD IN THE REPUBLIC OF COLOMBIA (“COLOMBIA”).

PROSPECTUS

Bancolombia S.A.

Debt Securities
Preferred Shares
American Depositary Shares representing Preferred Shares
Rights to Subscribe for Preferred Shares

From time to time, we may offer, issue and sell debt securities, preferred shares, American depositary shares (“ADSs”) representing preferred shares and rights to subscribe for preferred shares in one or more offerings. This prospectus may also be used by a selling security holder to sell securities from time to time.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If any securities are to be sold by selling security holders, information concerning the security holders will be included in a supplement or supplements to this prospectus. The prospectus supplement may also incorporate by reference certain of our filings with the Securities and Exchange Commission. This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the Securities and Exchange Commission. You should carefully read this prospectus and any prospectus supplement, together with any documents incorporated by reference, before you invest in any of our securities.

Our ADSs are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “CIB”. Our common shares and preferred shares are listed on the Bolsa de Valores de Colombia (the “Colombian Stock Exchange”) and trade under the symbols “BCOLOMBIA” and “PFBCOLOM”, respectively. On May 11, 2007, the price of our ADSs on the NYSE was U.S.$28.50 per ADS, and the price of our preferred shares on the Colombian Stock Exchange was Ps 14,600 per preferred share. Our headquarters are located at Calle 50, No. 51-66, Medellín, Colombia, and our telephone number is +(574) 510-8866.

We and/or the selling security holders may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis. If securities are sold by selling security holders, we will not receive any proceeds from such sale.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” beginning on page 7 of our Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission on May 10, 2007 (“Annual Report”), as well as the risk factors included in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 14, 2007.

About this prospectus

In this prospectus, unless the context otherwise requires, references to “Bancolombia,” the “Bank,” “we,” “us” and “our” mean Bancolombia S.A. and its consolidated subsidiaries taken as a whole.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings. Each time we or any selling security holder offers securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available Information.” The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Available Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents.

Available information

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

Incorporation of certain information by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:

(1)	Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed on May 10, 2007; and

(2)	Report on Form 6-K, dated and filed on May 7, 2007.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Bancolombia S.A.
Calle 50 No. 51-66
Medellin, Colombia
Attention: General Secretary
Telephone Number: (574) 510-8896

Forward-looking statements

This prospectus, the accompanying prospectus supplement and the documents incorporated in this prospectus by reference contain statements which may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “target”, “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus and the documents incorporated in this prospectus by reference, principally in “Item 3. Key Information—D. Risk Factors” and “Item 5—Operating and Financial Review and Prospects” of our Annual Report incorporated in this prospectus by reference, and include, but are not limited to:

➢	changes in general economic, business, political, social, fiscal or other conditions in Colombia or changes in general economic or business conditions in Latin America;

Forward-looking statements

➢	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

➢	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;

➢	inflation, changes in foreign exchange rates and/or interest rates;

➢	sovereign risks;

➢	liquidity risks;

➢	increases in defaults by our borrowers and other loan delinquencies;

➢	lack of acceptance of new products or services by our targeted customers;

➢	competition in the banking, financial services, credit card services, insurance, asset management and other industries in which we operate;

➢	adverse determination of legal or regulatory disputes or proceedings;

➢	changes in official regulations and the Colombian government’s banking policy as well as changes in laws, regulations or policies in the jurisdictions in which we do business;

➢	regulatory issues relating to acquisitions;

➢	changes in business strategy;

➢	other factors identified or discussed under “Item 3.D. Key Information—Risk Factors” and elsewhere in our Annual Report which is incorporated in this prospectus by reference.

Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after the date on which they are made in light of new information, future events and other factors.

Bancolombia

We are one of the leading independent financial institutions in Colombia based on market share and net assets, and we provide a wide range of financial products and services to our diversified customer base, including corporate customers, small and medium size business and individuals. Our products and services include personal and corporate loans, deposit-taking, credit and debit cards, electronic banking, cash management, fiduciary and custodial services, brokerage services, leasing, investment banking and dollar-denominated products. As of March 31, 2007, we had, on a consolidated basis:

➢	Ps 36,462,754 million in total assets;

➢	Ps 24,869,858 million in total net loans and financial leases;

➢	Ps 24,237,791 million in deposits; and

➢	Ps 3,420,985 million in shareholders’ equity.

We were originally established to provide products and services to blue-chip industrial companies in the Medellín industrial region and we have grown substantially over the years, both through organic growth and acquisitions. Since our formation in 1945, we have expanded our business activities to provide general banking products and services to individuals, as well as to the middle-market sector which consists of small and medium-sized companies.

Our consolidated net income for the year ended December 31, 2006, and for the three months ended March 31, 2007 was Ps 749,529 million and Ps 199,957 million, respectively, representing an average return on equity of 22.10% and 22.06%, respectively and an average return on assets of 2.31% and 2.28%, respectively.

As of March 31, 2007, we have 703 branches and a proprietary network of 1,394 ATMs in 152 cities and towns. Approximately 81% of our transactions with our customers are electronic or over the internet. These services play an increasingly important role in our marketing and distribution system. Our Virtual Branch electronic banking system offers 24-hour services, including balance inquiries, savings and credit card information, credit card payment services, disbursement of pre-approved loans, blocking of credit cards, check counter-orders, product and service requests, and other customer services.

We were founded in 1945 under the name Banco Industrial Colombiano S.A. In 1998, we merged with Banco de Colombia S.A. and changed our legal name to Bancolombia S.A. In 2005, Conavi Banco Comercial y de Ahorros S.A. (“Conavi”) and Corporacion Financiera Nacional y Suramericana S.A. (“Corfinsura”) merged with and into Bancolombia, with Bancolombia as the surviving entity after the spin-off of part of Corfinsura’s investment portfolio to a new entity formed by the former shareholders of Corfinsura.

Since 1981 and 1995, our common shares and preferred shares, respectively, have traded on Colombian stock exchanges. Since 1995, we have maintained a listing on the NYSE, where our ADSs are traded. Bancolombia is currently the only Colombian company listed in the NYSE.

Our headquarters are located at Calle 50, No. 51-66, Medellín, Colombia, and our telephone number is +(574) 510-8896. Our agent for service of process in the United States is Puglisi & Associates, presently located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our web address is www.grupobancolombia.com; however, the information found on our website is not considered part of this prospectus.

Use of proceeds

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any initial sales of the securities offered under this prospectus and the accompanying prospectus supplement to provide additional funds for our operations, strengthen our capital structure and regulatory compliance, as well as for other general corporate purposes. General corporate purposes may include the repayment or reduction of indebtedness, financing acquisitions and meeting working capital requirements. Unless we indicate otherwise in the applicable prospectus supplement, we will not receive any proceeds from any sales by selling security holders.

Ratio of earnings to fixed charges and preferred share
dividends

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the five years ended December 31, 2006, and the three months ended March 31, 2006 and 2007, using financial information calculated in accordance with the generally accepted accounting principles in Colombia (“Colombian GAAP”) and adjusted to reflect the generally accepted accounting principles in the United States (“U.S. GAAP”), were:

	Year Ended December 31,					March 31,	March 31,
	2002	2003	2004	2005	2006	2006	2007

Ratios in accordance with Colombian GAAP
Excluding interest on deposits	3.77	6.06	6.02	3.81	2.90	3.35	3.35
Including interest on deposits	1.51	2.11	2.40	2.07	1.75	1.98	1.81
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	3.19	7.26	6.00	3.79	3.56	N.A.	N.A.
Including interest on deposits	1.40	2.37	2.39	2.03	1.98	N.A.	N.A.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

Our ratios of earnings to fixed charges and preferred share dividends and other appropriations for the five years ended December 31, 2006, and the three months ended March 31, 2006 and 2007, using financial information calculated in accordance with Colombian GAAP and adjusted to reflect U.S. GAAP, were:

	Year Ended December 31,					March 31,	March 31,
	2002	2003	2004	2005	2006	2006	2007

Ratios in accordance with Colombian GAAP
Excluding interest on deposits	2.96	4.15	4.27	3.04	2.35	3.35	3.35
Including interest on deposits	1.44	1.91	2.15	1,89	1.60	1.98	1.81
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	2.50	4.96	4.25	2.94	2.88	N.A.	N.A.
Including interest on deposits	1.34	2.15	2.15	1.83	1.82	N.A.	N.A.

Capitalization

The following table sets forth our consolidated Technical Capital (as defined in our Annual Report which is incorporated by reference herein) as of March 31, 2007.

	As of March 31, 2007(1)

	(in million of Ps and
	thousands of US$)

Subscribed capital	Ps	363,914	$166,148
Capital Advance Payments		336	153
Legal reserve and other reserves		2,726,306	1,244,718
Unappropriated retained earnings		49,304	22,510
Net Income		193,958	88,553
Subordinated bonds subscribed by Fogafin		9,795	4,472
Less:
Long-term investments		(51,411)	(23,472)
Non-monetary inflation adjustment		(147,745)	(67,454)

Primary capital (Tier I)		3,144,457	1,435,628

Provisions for loans		264,225	120,634
Subordinated bonds		32,500 (2)	14,838 (2)
Others		130,074	59,386

Computed secondary capital (Tier II)		426,799	194,858

Technical Capital		3,571,256	1,630,486

Risk weighted assets		32,055,602	14,635,256

Technical capital to risk-weighted assets(3)(4)		11.14%	11.14%

(1)	Amounts stated in U.S. dollars have been translated at the rate of Ps 2,190.30 per US$1.00, which is the representative market rate calculated on March 30, 2007, the last business day of the quarter, as reported by the Superintendency of Finance.

(2)	Subordinated bonds issued by Sufinanciamiento S.A., a subsidiary of Bancolombia S.A.

(3)	Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 1720 of 2001, as amended) are based on the standards of the Basel Committee.

(4)	Colombian regulations require that a credit institution’s Technical Capital be at least 9% of that institution’s total risk-weighted assets.

The securities

We, or the selling security holders, as the case may be, may from time to time offer under this prospectus, separately or together:

➢	senior or subordinated debt securities;

➢	preferred shares, which may be represented by ADSs and evidenced by American Depositary Receipts (“ADRs”); and

➢	rights to subscribe for preferred shares, including rights to subscribe for ADSs.

Legal ownership

In this prospectus and in any accompanying prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

If we choose to issue preferred shares, they may be represented by ADSs. The underlying preferred shares represented by ADSs will be directly held by a depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreement, as amended from time to time, with respect to our preferred shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room. See “Available Information.”

STREET NAME AND OTHER INDIRECT HOLDERS

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

Legal ownership

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

➢	how it handles payments and notices with respect to the securities;

➢	whether it imposes fees or charges;

➢	how it handles voting, if applicable;

➢	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

➢	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

➢	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

GLOBAL SECURITIES

A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of one or more financial institutions or clearing systems, or their nominees, which we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. A financial institution or clearing system that we select for any security for this purpose is called the “depositary.” A security will usually have only one depositary which will act as the sole direct holder of the global security but it may have more. Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.

Each series of securities will have one or more of the following as the depositaries:

➢	The Depository Trust Company, New York, New York, which is known as “DTC”;

➢	a financial institution holding the securities on behalf of Euroclear Bank S.A./ N.V., as operator of the Euroclear system, which is known as “Euroclear”;

➢	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

➢	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below

Legal ownership

under “—Special Situations When a Global Security Will Be Terminated”. The depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

➢	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

➢	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

➢	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

➢	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

➢	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

➢	The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

➢	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or

Legal ownership

Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are as follows:

➢	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

➢	if we notify the trustee that we wish to terminate that global security; or

➢	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

CONSIDERATIONS RELATING TO EUROCLEAR AND CLEARSTREAM

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We do not have control over those systems or their participants and we take no responsibility for their activities. Transactions between participants

Legal ownership

in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

SPECIAL TIMING CONSIDERATIONS FOR TRANSACTIONS IN EUROCLEAR AND CLEARSTREAM

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 8 entitled “Street Name and Other Indirect Holders.”

Description of debt securities

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The debt securities will be issued under an indenture between us and a trustee to be named in the applicable prospectus supplement. Each such indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, will be executed at the time we issue any debt securities thereunder.

Description of the preferred shares

The following description of our preferred shares is a summary of the material terms of our by-laws and Colombian corporate law regarding our preferred shares and the holders thereof. They may not contain all of the information that is important to you. To understand them fully, you should read our by-laws, copies of which are filed with the SEC as exhibit to the registration statement of which this prospectus is a part. The following description is qualified in its entirety by reference to our by-laws and applicable law.

GENERAL

Our preferred shares have been approved for issuance from our authorized capital stock and are non-voting (except as described below), cumulative participating preferred shares. On March 31, 2007, there were 218,122,421 preferred shares outstanding.

The Colombian Stock Exchange is the principal non-U.S. trading market for the preferred shares. As of December 31, 2006, the market capitalization for our preferred shares on the Colombian Stock Exchange was Ps 3,878,216 million. There are no official market makers or independent specialists in the Colombian Stock Exchange to assure market liquidity and, therefore, orders to buy or sell in excess of corresponding orders to sell or buy will not be executed. The Colombian Stock Exchange is relatively volatile compared to major world markets. The aggregate equity market capitalization of the Colombian Stock Exchange as of December 31, 2006, was Ps 125,883,628, with 108 companies listed as of that date. A substantial portion of the trading on the Colombian Stock Exchanges consists of trading in debt securities.

REGISTRATION AND TRANSFER

The preferred shares are evidenced by stock certificates in registered form without dividend coupons attached. We maintain a stock registry and only those holders listed in that stock registry as holders of preferred shares are recognized by us as holders of preferred shares. The Bank of New York, which acts as depositary (the “depositary”) for our ADR facility, or the depositary’s nominee shall be the registered holder on behalf of beneficial owners of ADSs representing the preferred shares, which shall be deposited with Fiduciaria Bancolombia S.A. (formerly Fiducolombia S.A.), as agent of the depositary (the “custodian”). Each registration or transfer of preferred shares will be effected only by entry on such stock registry. Any such registration will be effected without charge to the person requesting such registration, but subject to payment by such person of any taxes, stamp duties or other governmental charges payable in connection therewith.

VOTING RIGHTS

The holders of preferred shares are not entitled to receive notice of, attend or vote at any general shareholders’ meeting of holders of common shares except as described below.

The holders of preferred shares will be entitled to vote on the basis of one vote per share at any general shareholders’ meeting, whenever a shareholders vote is required on the following matters:

➢	In the event that changes in our by-laws may impair the conditions or rights assigned to such shares and when the conversion of such shares into common shares is to be approved.

➢	When voting the anticipated dissolution, merger or transformation of the corporation or change of its corporate purpose.

➢	When the preferred dividend has not been fully paid during two consecutive annual terms. In this event, holders of such preferred shares shall retain their voting rights until the corresponding accrued dividends have been fully paid to them.

➢	When the general shareholders’ meeting orders the payment of dividends with shares issued by us.

Description of the preferred shares

➢	If at the end of a fiscal period, our profits are not enough to pay the minimum dividend and the SFC, by its own decision or upon petition of holders of at least ten percent (10%) of preferred shares, determines that benefits were concealed or shareholders were misled with regard to benefits received from us by our directors or officers, thus decreasing the profits to be distributed, the SFC may resolve that holders of preferred shares should participate with speaking and voting rights at the general shareholders’ meeting, in accordance with the terms established by law.

➢	When the register of shares at the Colombian Stock Exchange or at the RNVE is suspended or canceled. In this event, voting rights shall be maintained until the irregularities that resulted in such cancellation or suspension are resolved.

Holders of preferred shares are not entitled to vote for the election of directors or to influence our management policies.

The holders of preferred shares will not be entitled to receive notice from us of a general meeting of the holders of common shares unless they have the right to vote on any of the matters to be addressed at such meeting, as described above. Each holder of preferred shares shall have the right to vote individually on any of the matters on which the holders of preferred shares have voting rights.

In accordance with our by-laws, notice of meetings at which holders of preferred shares are entitled to vote shall be published in at least one daily newspaper with a wide circulation in Medellín, the city where we are domiciled, as is the case for any other shareholders’ meeting. We will cause a notice of any meeting at which holders of preferred shares are entitled to vote to be mailed to each record holder of preferred shares. Each such notice will include a statement setting forth (i) the date of the meeting, (ii) a description of any resolution to be proposed for adoption at the meeting on which the holders of preferred shares are entitled to vote and (iii) instructions for the delivery of proxies.

General shareholders’ meetings may be ordinary meetings or extraordinary meetings. Ordinary general shareholders’ meetings occur at least once a year during the three months after the end of the prior fiscal year. Extraordinary general shareholders’ meetings may take place when duly called for a specified purpose or purposes, or, without prior notice, when holders representing all outstanding shares entitled to vote on the issues presented are present at the meeting.

Quorum for both ordinary and extraordinary general shareholders’ meetings to be convened at first call requires the presence of two or more shareholders representing at least half plus one of the outstanding shares entitled to vote at the relevant meeting. If a quorum is not present, a subsequent meeting is called at which the presence of one or more holders of shares entitled to vote at the relevant meeting constitutes a quorum, regardless of the number of shares represented.

General meetings (whether ordinary or extraordinary) may be called by our board of directors, president or external auditor. In addition, two or more shareholders representing at least 20% of the outstanding shares have the right to request that a general shareholders’ meeting be convened. Notice of ordinary general shareholders’ meetings must be published in one newspaper of wide circulation at our principal place of business at least 15 business days prior to an ordinary general shareholders’ meeting. Notice of extraordinary general shareholders’ meetings, listing the matters to be addressed at such a meeting, must be published in one newspaper of wide circulation at our principal place of business at least five calendar days prior to an extraordinary general shareholders’ meeting. To compute these days, neither the day of the notice nor the day of the meeting shall be counted.

Except when Colombian law or our by-laws require a special majority, action may be taken at a general shareholders’ meeting by the vote of two or more shareholders representing a majority of common

Description of the preferred shares

shares present. Pursuant to Colombian law and/or our by-laws, special majorities are required to adopt the following corporate actions:

➢	a favorable vote of at least 70% of the common shares represented at a general shareholders’ meeting is required to approve the issuance of stock without granting a preemptive right in respect of that stock in favor of the shareholders;

➢	a favorable vote of at least 78% of the holders of common shares represented at a general shareholders’ meeting is required to decide not to distribute at least 50% of the annual net profits of any given fiscal year in dividends, as otherwise required by Colombian law;

➢	a favorable vote of at least 80% of the holders of common shares present at the respective meeting and 80% of the holders of subscribed preferred shares is required to approve the payment of a stock dividend; and

➢	a favorable vote of at least 70% of the holders of common shares and of subscribed preferred shares to effect a decision to impair the conditions or rights established for such preferred shares, or a decision to convert those preferred shares into common shares.

Adoption of certain of the above-mentioned corporate actions also requires the favorable vote of a majority of the preferred shares as specified by Colombian law and the by-laws. If the Superintendency of Finance determines that any amendment to the by-laws fails to comply with Colombian law, it may demand that the relevant provisions be modified accordingly. Under these circumstances, we will be obligated to comply in a timely manner.

DIVIDENDS

The holders of common shares, once they have approved the year end financial statements, determine the allocation of distributable profits, if any, for the preceding year.

Under the Colombian Commerce Code, a company must, after payment of income taxes and appropriation of legal reserves, and after off-setting losses from prior fiscal years, distribute at least 50% of its annual net profits to all shareholders, payable in cash, or as determined by the shareholders, within a period of one year following the date on which the shareholders declare the dividends. If the total amount segregated in all reserves of a company exceeds its outstanding capital, the percentage required to be distributed increases to 70%. The minimum common stock dividend requirement of 50% or 70%, as the case may be, may be waived by a favorable vote of the holders of 78% of a company’s common stock present at a general shareholders’ meeting.

Under Colombian law and our by-laws, annual net profits are to be applied as follows:

➢	first, an amount equivalent to 10% of net profits is set aside to build a legal reserve until that reserve is equal to at least 50% of our paid-in capital;

➢	second, payment of the minimum dividend on the preferred shares is made; and

➢	third, allocation of the balance of the net profits is determined by the holders of a majority of the common shares entitled to vote on the recommendation of the board of directors and president and may, subject to further reserves required by the by-laws, be distributed as dividends.

Holders of preferred shares are entitled to receive dividends based on the profits of the preceding fiscal year, after canceling losses affecting the capital and once the amount that shall be legally set apart for the legal reserve has been deducted, but before creating or accruing for any other reserve, of a minimum preferred dividend equal to one percent (1%) yearly of the subscription price of the preferred share, provided this dividend is higher than the dividend assigned to common shares, if this is not the case, the dividend shall be increased to an amount that is equal to the per share dividend on the common shares. In accordance with Colombian law and our by-laws, the dividend received by holders of common shares may not be higher than the dividend paid to holders of preferred shares.

Description of the preferred shares

Payment of the preferred dividend shall be made at the time and in the manner established by the general shareholders’ meeting and in the priority indicated by Colombian law.

The general shareholders’ meeting may allocate a portion of the profits to welfare, education or civic services, or to support economic organizations of our employees.

The dividend payments may be made in installments which must be approved at the annual general shareholders’ meeting. Such general shareholders’ meeting will also determine the effective date, the system and the place for payment of dividends.

Dividends declared on the preferred shares will be payable to the record holders of those shares, as they appear on our stock registry, on the appropriate record dates as determined by the general shareholders’ meeting.

Generally, any stock dividend payable by us to the holders of preferred shares will be paid in preferred shares. However, the general shareholders’ meeting may authorize the payment in common shares to all shareholders. Any stock dividend payable in common shares requires the approval of 80% or more of the shares present at a shareholders’ meeting, including 80% or more of the outstanding preferred shares. In the event that none of the holders of preferred shares is present at such meeting, a stock dividend may be paid to the holders of common shares that approve such a payment.

LIQUIDATION RIGHTS

We will be dissolved if certain events take place, including the following:

➢	our term of existence, as stated in the by-laws, expires without being extended by the shareholders prior to its expiration date;

➢	losses cause the decrease of our shareholders’ equity below 50% of our outstanding capital stock, unless one or more of the corrective measures described in the Colombian Commerce Code are adopted by a general shareholder’s meeting within six months;

➢	by decision of the general shareholders’ meeting; and

➢	in certain other events expressly provided by Colombian law and our by-laws.

Upon dissolution, a liquidator must be appointed by a general shareholders’ meeting to wind up its affairs. In addition, the Superintendency of Finance has the power to take over the operations and assets of a commercial bank and proceed to its liquidation under certain circumstances and in the manner prescribed in the Estatuto Organico del Sistema Financiero Decree 663 of 1993.

Upon liquidation, holders of fully paid preferred shares will be entitled to receive in pesos, out of the surplus assets available for distribution to shareholders, pari passu with any of the other shares ranking at that time pari passu with the preferred shares, an amount equal to the subscription price of those preferred shares before any distribution or payment may be made to holders of common shares or any other shares at that time ranking junior to the preferred shares with regard to participation in our surplus assets. If, upon any liquidation, assets that are available for distribution among the holders of preferred shares and liquidation parity shares are insufficient to pay in full their respective liquidation preferences, then those assets will be distributed among those holders pro-rata in accordance with the respective liquidation preference amounts payable to them.

Subject to the preferential liquidation rights of holders of preferred shares, all fully paid common shares will be entitled to participate equally in any distribution upon liquidation. Partially paid common shares must participate in a distribution upon liquidation in the same proportion that those shares have been paid at the time of the distribution.

To the extent there are surplus assets available for distribution after full payment to the holders of common shares of the initial subscription price of the common shares, the surplus assets will be

Description of the preferred shares

distributed among all holders of shares of capital stock pro-rata in accordance with their respective holdings of shares.

PREEMPTIVE RIGHTS AND OTHER ANTI-DILUTION PROVISIONS

Pursuant to the Colombian Commerce Code, we are allowed to have an amount of outstanding capital stock smaller than the authorized capital stock set out in our by-laws. Under our by-laws, the holders of common shares determine the amount of authorized capital stock, and the board of directors has the power to (a) order the issuance and regulate the terms of subscription of common shares up to the total amount of authorized capital stock and (b) regulate the issuance of shares with rights to a preferential dividend but without the right to vote, when expressly delegated by the general shareholders’ meeting. The issuance of preferred shares must always be first approved by the general shareholders’ meeting, which shall determine the nature and extent of any privileges, according to the by-laws and Colombian law.

At the time a Colombian company is formed, its outstanding capital stock must represent at least 50% of the authorized capital. Any increases in the authorized capital stock or decreases in the outstanding capital stock must be approved by the majority of shareholders required to approve a general amendment to the by-laws. Pursuant to Decree 663, the Superintendency of Finance may order a commercial bank to increase its outstanding capital stock under certain special circumstances.

Our by-laws and Colombian law require that, whenever we issue new shares of any outstanding class, we must offer the holders of each class of shares the right to purchase a number of shares of such class sufficient to maintain their existing percentage ownership of our aggregate capital stock. These rights are called preemptive rights.

The general shareholders’ meeting may suspend preemptive rights with respect to a particular capital increase by a favorable vote of at least 70% of the corresponding class of shares represented at the meeting. Preemptive rights must be exercised within the period stated in the share placement terms, which cannot be shorter than 15 business days following the publication of the notice of the public offer of that capital increase. From the date of the notice of the share placement terms, preemptive rights may be transferred separately from the corresponding shares.

The Superintendency of Finance will authorize decreases in the outstanding capital stock decided by the holders of common shares only if:

➢	we have no liabilities;

➢	our creditors consent in writing; or

➢	the outstanding capital stock remaining after the reduction represents at least twice the amount of our liabilities.

OTHER PROVISIONS

Limits on Purchases and Sales of Capital Stock by Related Parties

Pursuant to the Colombian Commerce Code, the members of our board of directors and certain of our principal executive officers may not, directly or indirectly, buy or sell shares of our capital stock while they hold their positions, unless they obtain the prior approval of the board of directors passed with the vote of two-thirds of its members (excluding, in the case of transactions by a director, such director’s vote).

No Redemption by Bancolombia

Colombian law prohibits us from repurchasing shares of our capital stock, including the preferred shares.

Description of American Depositary Receipts

The following description of American Depositary Receipts evidencing American Depositary Shares is applicable to any international offering of preferred shares represented by American Depositary Shares and evidenced by ADRs.

On March 31, 2007, there were 218,122,421 preferred shares outstanding. A total of 152,648,688 representing 70.0% of preferred shares were directly held by one record holder in the United States (ADR Program), and a total of 885,649 representing 0.5% of outstanding preferred shares, were directly held by 22 record holders in the United States. Because certain of the preferred shares and ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial owners. A beneficial owner includes anyone who has the power to receive the economic benefit of ownership of the securities.

ADRs evidencing ADSs are deliverable by the The Bank of New York, as depositary (the “depositary”) pursuant to the deposit agreement, dated as of July 25, 1995 and amended and restated as of August 8, 2005, entered into by Bancolombia, the depositary and the owners and beneficial owners from time to time of ADRs (the “deposit agreement”), pursuant to which the ADSs are issued. Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary (the “Corporate Trust Office”), currently located at 101 Barclay Street, New York, New York 10286, and at the office of the custodian, currently located at Carrera 43A, No. 11A-44, Medellín, Colombia or Calle 30A No. 6-38, Bogota, Colombia. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286. The deposit agreement is also an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of material provisions of the deposit agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the deposit agreement, including the form of ADR which has been included as an exhibit hereto. Terms used herein and not otherwise defined will have the meanings set forth in the deposit agreement.

ADRs evidencing ADSs are issuable pursuant to the deposit agreement. Each ADS represents four preferred shares or evidences the right to receive four preferred shares (together with any additional shares of preferred stock at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement, the “deposited securities”). Only persons in whose names ADRs are registered on the books of the depositary will be treated by the depositary and us as owners.

RESTRICTIONS REGARDING FOREIGN INVESTMENT IN COLOMBIA

The following includes a very brief summary of certain restrictions on foreign investment in Colombia and does not purport to be complete.

Colombia’s International Investment Statute, Decree 2080 of 2000, as amended (the “International Investment Statute”) regulates the manner in which non-resident entities and individuals can invest in Colombia and participate in the Colombian securities markets. Among other requirements, the statute mandates registration of certain foreign exchange transactions with the Central Bank of Colombia (the “Central Bank”) and specifies procedures to authorize and administer certain types of foreign investments. Decree 1844 of 2003 modified Decree 2080 of 2000, simplifying the procedures for foreign investors to register their investment in Colombia with the Central Bank. International investments are regulated by the Central Bank by means of External Resolution 8 of 2000 and External Circular DCIN 83 of December 2004, setting forth in detail certain procedures regarding registration of foreign investment in Colombia.

Description of American Depositary Receipts

Investors who wish to participate in our ADR facility and hold our ADRs will be required to submit to the custodian of the ADR facility certain information and comply with certain registration procedures required under the foreign investment regulations in connection with foreign exchange controls restricting the conversion of pesos into U.S. dollars. Holders of ADRs who wish to withdraw the underlying preferred shares will also have to comply with certain registration and reporting procedures. See “Description of American Depositary Receipts—Deposit, Transfer and Withdrawal.” Under the foreign investment regulations, the failure of a non-resident investor to report or register with the Central Bank foreign exchange transactions relating to investments in Colombia on a timely basis may prevent the investor from obtaining remittance rights, constitute an exchange control infraction and result in a fine.

Approval was obtained from the Superintendency of Finance of Colombia for the depositary facility established for the ADSs pursuant to the deposit agreement (and the agreement between the depositary and the custodian referenced therein) as an institutional fund pursuant to the International Investment Statute. The Colombian Superintendency of Securities (currently the Superintendency of Finance) authorized the initial and subsequent deposits of preferred shares with the custodian for the purpose of issuing ADSs, as described below, as a permitted means of foreign investment under the foreign investment regulations. Under such law, the custodian acts as the local administrator of such fund and has certain reporting obligations to the Central Bank and to the Superintendency of Finance.

DEPOSIT, TRANSFER AND WITHDRAWAL

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery to the custodian of preferred shares (or evidence of rights to receive preferred shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the custodian, the depositary will, upon payment of the fees, charges and taxes provided in the deposit agreement, execute and deliver an ADR or ADRs, registered in the name or names of the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing such preferred shares with the depositary. Such ADR or ADRs shall evidence any authorized number of ADSs requested by such person or persons and shall be executed and delivered at the depositary’s Corporate Trust Office. Each deposit must be accompanied by a written notice describing the price paid for the preferred shares being deposited (including any commissions paid to a securities broker in Colombia) in order to enable the custodian to comply with the foreign exchange regulations of the Central Bank with respect to the fund or such other matters as may be required from time to time under applicable Colombian law.

Pursuant to Colombian Banking laws, no individual or corporation may hold 10% or more of a Colombian financial institution’s capital stock without the prior authorization of the Superintendency of Finance. Any transaction involving the sale of publicly traded stock of any Colombian company, including any sale of our preferred shares (but not a sale of ADRs) for the peso-equivalent of 66,000 Unidades de Valor Real (or “UVRs”, a Colombian inflation-adjusted monetary index calculated by the board of directors of the Central Bank and generally used for pricing home-mortgage loans) or more must be effected through the Colombian Stock Exchange. Neither we nor the depositary will be liable for any failure to comply with the ownership limitation or failure to respond to any request for information to determine compliance with the ownership limitation.

Upon surrender at the Corporate Trust Office of the depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by such ADR, and upon payment of the fees of the depositary for the surrender of ADRs, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, our by-laws and the terms of the deposited securities, the owner of such ADR will be entitled to delivery, to him or upon his order, of the amount of deposited securities at the time represented by the

Description of American Depositary Receipts

ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the owner. Any non-resident owner or beneficial owner requesting withdrawals of preferred shares or other deposited securities upon surrender of ADRs must deliver to the depositary a written notice specifying either that those preferred shares or other deposited securities:

➢	have been or are to be sold in Colombia simultaneously with such withdrawal of the preferred shares or other deposited securities; or

➢	are to be held by such owner or beneficial owner, or to its order, without sale, in which case such owner or beneficial owner must acknowledge its obligations to register its investment under the foreign investment regulations, if applicable, and make the required foreign exchange report to the Central Bank.

Such non-resident withdrawing owner or beneficial owner must also deliver or cause to be delivered to the Central Bank a written notice relating to the sales price realized (net of sales commissions paid or payable to a Colombian securities broker) in respect of the sale of preferred shares (or other deposited securities, as the case may be) and such other certifications as may be required from time to time under applicable Colombian law.

A non-resident owner or beneficial owner who withdraws preferred shares or other deposited securities to or for its or his own account or the account of a non-resident third party and who does not sell or cause to be sold such preferred shares or other deposited securities in Colombia simultaneously with such withdrawal will be subject to the foreign investment regulations and will be required individually to comply with one of the three authorized forms of foreign investment in securities of Colombian issuers described below:

➢	direct investment;

➢	investment through an institutional fund; or

➢	investment through an individual fund.

Such owner, beneficial owner or third party may be required to register its foreign capital investment in the preferred shares (i.e., the purchase price of preferred shares plus any securities brokerage commissions paid to Colombian brokers) deposited pursuant to the terms of the deposit agreement by or on behalf of such owner or beneficial owner, or the purchase price of ADSs, if ADSs were purchased from a prior owner or beneficial owner thereof, with the Central Bank, in accordance with the requirements of the exchange declaration used.

Non-resident owners or beneficial owners should consult with their investment advisers prior to any withdrawal of preferred shares in the event that such securities may not be sold or held by such owner or beneficial owner in Colombia at the time of such withdrawal.

Neither we, the depositary nor the custodian will have any liability or responsibility whatsoever under the deposit agreement or otherwise for any action or failure to act by any owner or beneficial owner relating to its obligations under the foreign investment regulations or any other Colombian law or regulation relating to foreign investment in Colombia in respect of a withdrawal or sale of preferred shares or other deposited securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of the foreign investment regulations prior to such withdrawal or any failure to report foreign exchange transactions to the Colombian Central Bank, as the case may be. In addition, the deposit agreement provides that the owner or beneficial owner will be responsible for the report of any false information relating to foreign exchange

Description of American Depositary Receipts

transactions to the custodian or the Central Bank in connection with deposits or withdrawals of preferred shares or other deposited securities.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADRs prior to the receipt of preferred shares (a “pre-release”) and deliver shares upon the receipt and cancellation of ADRs which have been pre-released, whether or not such cancellation is prior to the satisfaction of that pre-release or the depositary knows that any ADR has been pre-released. The depositary may receive ADRs in lieu of preferred shares in satisfaction of a pre-release. Each pre-release must be:

➢	preceded or accompanied by a written representation from the person to whom the ADRs or preferred shares are to be delivered that such person, or its customer, beneficially owns the preferred shares or ADRs to be remitted, as the case may be;

➢	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

➢	terminable by the depositary on not more than five business days’ notice; and

➢	subject to such further indemnities and credit regulations as the depositary deems appropriate.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

Subject to any restrictions imposed by Colombian law, regulations or applicable permits, the depositary is required, as promptly as practicable:

➢	to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, including pesos (“Foreign Currency”), that it receives in respect of the deposited preferred shares; and

➢	to distribute, as promptly as practicable, the resulting U.S. dollar amount (net of reasonable and customary expenses incurred by the depositary in converting such Foreign Currency) to the owners entitled thereto, in proportion to the number of ADSs representing such deposited securities evidenced by ADRs held by them, respectively.

If the depositary determines that in its judgment any Foreign Currency received by the depositary or the custodian cannot be converted on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the depositary, the depositary may distribute the Foreign Currency received by the depositary or the custodian to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same. If any such conversion of foreign currency, in whole or in part, cannot be distributed to some of the owners entitled thereto, the depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and may distribute the balance of the foreign currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the owners entitled thereto.

If we declare a dividend in, or free distribution of, preferred shares, the depositary may, and will if we request, distribute to the owners of outstanding ADRs entitled thereto additional ADRs evidencing an aggregate number of ADSs that represents the amount of preferred shares received as such dividend or free distribution, in proportion to the number of ADSs evidenced by the ADRs held by them, subject to the terms and conditions of the deposit agreement with respect to the deposit of preferred shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental

Description of American Depositary Receipts

charge and the payment of fees of the depositary. The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of preferred shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional preferred shares distributed upon the deposited securities represented thereby.

If we offer or cause to be offered to the holders of any deposited securities any rights to subscribe for additional preferred shares or any rights of any other nature, the depositary will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available in U.S. dollars to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all owners or to certain owners but not to other owners, the depositary may distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate. If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

In circumstances in which rights would not otherwise be distributed, if an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that:

➢	we have elected in our sole discretion to permit such rights to be exercised; and

➢	such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

Upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of the preferred shares to be received in exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the preferred shares, and we will cause the preferred shares so purchased to be delivered to the depositary on behalf of such owner. As agent for such owner, the depositary will cause the preferred shares so purchased to be deposited, and will execute and deliver ADRs to such owner, pursuant to the deposit agreement.

The depositary will not offer rights to owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act; provided, that nothing in the deposit agreement will create, or be construed to create, any obligation on our part to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement

Description of American Depositary Receipts

declared effective. If an owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for Bancolombia upon which the depositary may rely that such distribution to such owner is exempt from such registration. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.

Although Colombian law permits preemptive rights to be transferred separately from the preferred shares to which such rights relate, a liquid market for preemptive rights may not exist, and this may adversely affect the amount the depositary would realize upon disposal of rights.

Whenever the depositary receives any distribution other than cash, preferred shares or rights in respect of the deposited securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to owners or beneficial owners) the depositary deems such distribution not to be feasible, the depositary may adopt such method as it may deem equitable and practicable for the purposes of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the depositary) will be distributed by the depositary to the owners entitled thereto as in the case of a distribution received in cash.

If the depositary determines that any distribution of property (including preferred shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

CHANGES AFFECTING DEPOSITED PREFERRED SHARES

Upon any change in nominal or par value, stock split, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the depositary may, and will, if we so request, execute and deliver additional ADRs as in the case of a distribution in preferred shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.

Description of American Depositary Receipts

RECORD DATES

Whenever:

➢	any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made;

➢	rights shall be issued with respect to the deposited securities;

➢	for any reason the depositary causes a change in the number of preferred shares that are represented by each ADS;

➢	the depositary shall receive notice of any meeting of holders of preferred shares or other deposited securities; or

➢	the depositary shall find it necessary or convenient,

the depositary will fix a record date

➢	for the determination of the owners who will be (A) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (B) entitled to give instructions for the exercise of voting rights at any such meeting; or

➢	on or after which each ADS will represent the changed number of preferred shares, all subject to the provisions of the deposit agreement.

VOTING OF DEPOSITED SECURITIES

Holders of preferred shares, and consequently holders of ADS, have very limited voting rights. See “Description of preferred shares—Voting Rights”.

In the event holders of preferred shares are entitled to vote, upon receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, if requested in writing by us, the depositary will, as soon as practicable thereafter, mail to all owners a notice, the form of which notice will be in the sole discretion of the depositary, containing:

➢	the information included in such notice of meeting received by the depositary from us;

➢	a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Colombian law and of our by-laws, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the amount of preferred shares or other deposited securities represented by their respective ADSs; and

➢	a statement as to the manner in which such instructions may be given.

Upon the written request of an owner on such record date, received on or before the date established by the depositary for such purpose, the depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the nondiscretionary instructions set forth in such request. The depositary will not vote or attempt to exercise the right to vote that attaches to the preferred shares or other deposited securities other than in accordance with such instructions. If the depositary does not receive instructions from the owner on or before the date established by the depositary for such purpose, the depositary shall take such action as is necessary, upon our request, subject to applicable law, the by-laws and the terms and conditions of the deposited securities, to cause the underlying preferred shares to be counted for purposes of satisfying applicable quorum requirements.

There can be no assurance that the owners generally or any owner in particular will receive the notice described above sufficiently prior to the date established by the depositary for the receipt of instructions to ensure that the depositary will in fact receive such instructions on or before such date.

Description of American Depositary Receipts

REPORTS AND OTHER COMMUNICATIONS

The depositary makes available for inspection by ADR owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from us, which are both:

➢	received by the depositary as the holder of the preferred shares or other deposited securities; and

➢	made generally available to the holders of such preferred shares or other deposited securities by us.

The depositary will also send to the owners copies of such reports and communications furnished by us pursuant to the deposit agreement. Any such reports and communications including any proxy soliciting material furnished to the depositary by us will be furnished in English when so required pursuant to any regulations of the SEC.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The form of ADRs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which they may deem necessary or desirable without the consent of the owners of ADRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other expenses), or which otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment given to the owners of outstanding ADRs. Every owner of an ADR, at the time any amendment becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will such amendment impair the right of the owner or any ADR to surrender such ADR and receive therefor the preferred shares or other deposited securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADRs outstanding if, at any time after 90 days have expired after the depositary will have delivered to us a written notice of its election to resign, a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement. If any ADRs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter shall discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the deposited securities, the sale of rights and other property and the delivery of underlying preferred shares or other deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the depositary for the surrender of an ADR and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the depositary may sell the deposited securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro-rata benefit of the owners that have not theretofore surrendered their ADRs, such owners thereupon becoming general creditors of the depositary with respect to such proceeds. After making such sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in the deposit agreement for the surrender of an ADR and any applicable taxes or other governmental charges).

Description of American Depositary Receipts

CHARGES OF DEPOSITARY

The depositary will charge any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited securities or a distribution of ADRs pursuant to the deposit agreement) where applicable:

➢	taxes and other governmental charges,

➢	such registration fees as may from time to time be in effect for the registration of transfers of ADSs generally on the ADS register of the issuer or foreign registrar and applicable to transfers of ADSs to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals,

➢	such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement,

➢	such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement,

➢	a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit agreement, and the surrender of ADRs pursuant to the deposit agreement,

➢	a fee of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the deposit agreement, and

➢	a fee for, and deducted from, the distribution of proceeds of the sale of rights pursuant to the deposit agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of ADSs received upon the exercise of such rights, but which rights are instead sold and the proceeds of such sale distributed by the depositary to owners.

The depositary, pursuant to the deposit agreement, may own and deal in any class of securities issued by us and our affiliates and in ADRs.

LIABILITY OF OWNER FOR TAXES

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADR of any deposited securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable to the owner or beneficial owner of such ADR to the depositary. The depositary may refuse to effect any transfer of such ADR or any withdrawal of deposited securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the owner or beneficial owner thereof any part or all of the deposited securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner or beneficial owner of such ADR will remain liable for any deficiency.

GENERAL

Neither the depositary nor us nor any of our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, Colombia or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our by-laws, or by reason of any provision of any securities issued or distributed by us, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the depositary

Description of American Depositary Receipts

or us or any our respective directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the deposited securities it is provided will be done or performed; nor will the depositary or us incur any liability to any owner or beneficial owner of any ADR by reason of any non-performance or delay, caused as aforesaid, in the performance of any set or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement. Where, by the terms of a distribution pursuant to the deposit agreement, or an offering or distribution pursuant to the deposit agreement, or for any other reason, such distribution or offering may not be made available to owners, and the depositary may not dispose of such distribution or offering on behalf of such owners and make the net proceeds available to such owners, then the depositary will not make such distribution or offering, and will not allow the rights, if applicable, to lapse.

Neither us nor the depositary assumes any obligation, nor we or the depositary will be subject to any liability under the deposit agreement to owners or beneficial owners of ADRs, except that we and the depositary agree to perform our respective obligations specifically set forth under the deposit agreement without negligence or bad faith.

The ADRs are transferable on the books of the depositary, provided, that the depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or upon our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the depositary, the custodian or the registrar may require payment from the person representing the ADR or the depositor of the preferred shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock, transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to preferred shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs. The depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, preferred shares until it has received such proof of citizenship or residence, exchange control approval, approval or registration under the foreign investment regulations or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when our or the depositary’s transfer books are closed or if any such action is deemed necessary or advisable by us or the depositary, at any time or from time to time.

The depositary keeps books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times is open for inspection by the owners, provided, that such inspection is not for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the depositary.

Description of the rights to subscribe preferred shares

We may issue rights to subscribe for our preferred shares in order to comply with the requirements described under “Description of the Preferred Shares—Preemptive Rights and Other Anti-dilution Provisions.”

The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Colombian income tax considerations applicable to holders of the rights to subscribe for our preferred shares.

Plan of distribution

The securities offered by this prospectus may be sold from time to time by us or a selling security holder as follows:

➢	through agents;

➢	to dealers or underwriters for resale;

➢	directly to purchasers; or

➢	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in your prospectus supplement.

The securities we or selling security holders distribute by any of these methods may be sold to the public, in one or more transactions, either:

➢	at a fixed price or prices, which may be changed;

➢	at market prices prevailing at the time of sale;

➢	at prices related to prevailing market prices; or

➢	at negotiated prices.

We or selling security holders may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell, or selling security holders may resell, securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell, or selling security holders may resell, securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Your prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If

Plan of distribution

we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We or any selling security holder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for the payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we or any selling security holders may pay for soliciting these contracts.

We or any selling security holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.

Pursuant to a requirement of the National Association of Securities Dealers, Inc., the maximum compensation paid to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

Validity of the securities

The validity of the securities and other matters governed by Colombian law will be passed upon for us by Gómez-Pinzón Linares Samper Suárez Villamil Abogados S.A., our Colombian counsel, and for any underwriters or agents by Colombian counsel named in the applicable prospectus supplement. Certain matters of New York law in connection with any offering will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, our U.S. counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

The financial statements and management’s report on internal control over financial reporting incorporated in this prospectus by reference from the Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Deloitte & Touche Ltda., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Enforcement of civil liabilities against foreign persons

We are a Colombian company, a majority of our directors and management and certain of the experts named in this prospectus are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.

We have been advised by Gómez-Pinzón Linares Samper Suárez Villamil Abogados S.A., that Colombian courts determine whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur.  Colombian courts will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements of Articles 693 and 694 of Colombia’s Código de Procedimiento Civil (Code of Civil Procedure), which provide that the foreign judgment will be enforced if:

➢	a treaty exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

➢	the foreign judgment does not relate to “in rem rights” vested in assets that were located in Colombia at the time the suit was filed and does not contravene or conflict with Colombian laws relating to public order other than those governing judicial procedures;

➢	the foreign judgment, in accordance with the laws of the country where it was rendered, is final and is not subject to appeal and a duly certified and authenticated copy of the judgment has been presented to a competent court in Colombia;

➢	the foreign judgment does not refer to any matter upon which Colombian courts have exclusive jurisdiction;

➢	no proceeding is pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding in Colombia on the same subject matter and between the same parties; and

➢	in the proceeding commenced in the foreign court that issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designated to give the defendant an opportunity to defend against the action.

Enforcement of civil liabilities against foreign persons

The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters. The Colombian Supreme Court has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court. However, such enforceability decisions are considered by Colombian courts on a case-by-case basis.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely upon any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Bancolombia S.A.

Debt Securities
Preferred Shares
American Depositary Shares representing Preferred Shares
Rights to Subscribe for Preferred Shares